                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                     Date of Report (Date of earliest event
                                   reported):

                                 August 20, 2001
                             -----------------------



                             Brooks Automation, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)


       000-25434                                         04-3040660
------------------------                    ------------------------------------
(Commission File Number)                    (I.R.S. Employer Identification No.)


                    15 Elizabeth Drive, Chelmsford, MA 01824
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                                 (978) 262-2400
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              (Registrant's Telephone Number, Including Area Code)

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ITEM 5. OTHER EVENTS

This Current Report on Form 8-K gives information relating to the Company's acquisition of Progressive Technologies, Inc. ("PTI") and the Company's acquisition of Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI"). On July 12, 2001, the Company acquired PTI in a transaction to be accounted for as a pooling of interests. This Current Report on Form 8-K provides audited supplementary consolidated financial information of the Registrant, giving effect to this transaction on the Registrant's financial position and results of operations.

The supplementary consolidated financial statements of the Company and its subsidiaries have been prepared to give retroactive effect to the merger with PTI, which occurred on July 12, 2001. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

Prior to its acquisition by the Company, PTI's fiscal year-end was December 31. Accordingly, the Company's supplementary consolidated balance sheets as of September 30, 2000 and 1999 include PTI's balance sheets as of December 31, 2000 and 1999, respectively. The Company's Supplementary Consolidated Statements of Operations, Supplementary Consolidated Statements of Changes in Stockholders' Equity and Supplementary Consolidated Statements of Cash Flows for the years ended September 30, 2000, 1999 and 1998, include PTI's results of operations for the years ended December 31, 2000, 1999 and 1998, respectively. The Company's Supplementary Consolidated Statement of Operations for the nine months ended June 30, 2000, includes the results of PTI for the nine months ended September 30, 2000. As a result of conforming dissimilar year-ends, PTI's results of operations for the three months ended December 31, 2000, are included in the Company's fiscal year 2000 and will be included in the Company's fiscal year 2001. An amount equal to PTI's net income attributable to common stockholders for the three months ended December 31, 2000, was eliminated from consolidated retained earnings for the nine months ended June 30, 2001. PTI's net income and accretion on preferred stock for that quarter were $536,000 and $30,000, respectively.

(a) The supplementary financial information included herein is as follows:

     Management's Discussion and Analysis of Financial Condition and Results of
      Operations for the three years ended September 30, 2000, 1999 and 1998 Report of Independent Accountants - PricewaterhouseCoopers LLP
     Report of Independent Auditors - Ernst & Young LLP
     Report of Independent Public Accountants - Arthur Andersen LLP Supplementary Consolidated Balance Sheets as of September 30, 2000 and 1999 Supplementary Consolidated Statements of Operations for the years ended
      September 30, 2000, 1999 and 1998
     Supplementary Consolidated Statements of Changes in Stockholders' Equity
      for the years ended September 30, 2000, 1999 and 1998
     Supplementary Consolidated Statements of Cash Flows for the years ended
      September 30, 2000, 1999 and 1998
     Notes to Supplementary Consolidated Financial Statements for the three years ended September 30, 2000, 1999 and 1998

(b) The supplementary financial information included herein is as follows:

     Supplementary Consolidated Balance Sheets as of June 30, 2001 (unaudited)
      and September 30, 2000
     Supplementary Consolidated Statements of Operations for the nine months ended June 30, 2001 and 2000 (unaudited)
     Supplementary Consolidated Statements of Cash Flows for the nine months ended June 30, 2001 and 2000 (unaudited)
     Notes to Supplementary Consolidated Financial Statements for the nine months ended June 30, 2001 and 2000 (unaudited)
     Management's Discussion and Analysis of Financial Condition and Results of
      Operations for the nine months ended June 30, 2001 and 2000

(c) The Company acquired ASC and ASI on January 6, 2000. The following unaudited pro forma financial information gives effect to the acquisition of ASC and ASI as if the transaction had occurred on October 1, 1999

     Unaudited Pro Forma Combined Condensed Statement of Operations for the year ended September 30, 2000
     Notes to Unaudited Pro Forma Combined Condensed Financial Statements

Item 5(a).

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Certain statements in this report on Form 8-K constitute "forward-looking statements" which involve know risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Brooks to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include the factors that may affect future results set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included in this report. Precautionary statements made herein should be read as being applicable to all related forward-looking statements whenever they appear in this report.


OVERVIEW

The predecessor Brooks was organized in February 1989 and acquired the semiconductor wafer handling business of the Brooks Automation Division of Aeronca Electronics, Inc., a subsidiary of Fleet Aerospace Corporation, in March 1989.

Brooks is a leading supplier of tool and factory hardware and software automation solutions for the global semiconductor, data storage, and flat panel display manufacturing industries. Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. The Company's offerings have evolved from individual robots used to optimize fab performance. In 1998 and 1999 the Company diversified and entered the factory automation market, beginning with the acquisition of FASTech Integration, Inc. Through a recent series of acquisitions Brooks has emerged as one of the leading suppliers of factory automation software and hardware solutions to end users in these markets.

In 1992, the Company introduced the family of vacuum central wafer handling systems and modules that forms the foundation of the Company's current business. In 1994, the Company introduced a similar family of systems and modules for flat panel display substrates, including a next-generation magnetically driven vacuum transfer robot. In 1996, the Company acquire Techware Systems Corporation ("Techware"), a designer and supplier of integrated equipment control software for the semiconductor and related industries, expanding its software and control capability. In 1997, the Company introduced a line of products for the atmospheric handling market, including in-line and controlled environment systems, robots, aligners and traversers. In 1998, the Company acquired FASTech Integration, Inc. ("FASTech"), a designer and supplier of top-to-bottom integrated Manufacturing Execution Systems ("MES") software solutions. Both of these acquisitions were accounted for under the pooling of interests methods.

The Company made several acquisitions during fiscal year 1999. On April 21, 1999, the Company completed the acquisition of Hanyon Technology, Inc. ("Hanyon"). Hanyon, based in Korea, provides MES systems integration services and cell control automation solutions to the semiconductor and liquid crystal display industries in Korea and Taiwan. On June 30, 1999, the Company completed the acquisition of substantially all the assets and certain liabilities of Domain Manufacturing Corporation ("Domain"). Domain is a leading developer of process development, data analysis and advanced process control software. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the Company's consolidated Statements of Operations and of Cash Flows include the results of Hanyon and Domain for the periods subsequent to their respective dates of acquisition.

On August 31, 1999, the Company completed the acquisition of Smart Machines Inc. ("Smart Machines"). Smart Machines produces process tool automation components for semiconductor manufacturers. This acquisition was accounted for as a pooling of interests.

On September 30, 1999, the Company completed the acquisition of certain assets of the Infab Division ("Infab") of Jenoptik AG, a leading supplier of advanced factory interface systems. This acquisition was accounted for using the purchase method of accounting. Accordingly, the Company's Consolidated Statements of Operations and Cash Flows contain the results of Infab for the periods subsequent to the date of its acquisition.

On January 6, 2000, the Company completed the acquisition of the businesses of Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI") from Daifuku America Corporation ("Daifuku America"), a U.S. subsidiary of Daifuku Co., Ltd. of Japan. ASC is a material handling software and systems integration company. ASC is a robotic and material handling simulation, schedule and real time dispatching software company. The acquisition was accounted for using the purchase method of accounting. Accordingly, the Company's Consolidated Statements of Operations and of Cash Flows for the year ended September 30, 2000 include the results of ASC and ASI for the period subsequent to their acquisition.

On May 5, 2000, the Company acquired Irvine Optical Company LLC ("Irvine Optical"). Irvine Optical is a manufacturer of micro/macro inspection, wafer handling, and sorting and control equipment, primarily for the semiconductor industry. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements and notes thereto have been restated to include the financial position and results of operations of Irvine Optical for all periods prior to the acquisition.

On June 23, 2000, the Company acquired the assets of MiTeX Solutions ("MiTeX"), a provider of run-to-run control technology. The acquisition was accounted for using the purchase method of accounting. The Company's Consolidated Statements of Operations and of Cash Flows for the year ended September 30, 2000 include the results of MiTeX for the period from July 1, 2000 to September 30, 2000. The results of operations of MiTeX for the period from acquisition to June 30, 2000, are not material to the consolidated results of the Company.

On July 12, 2001 the Company acquired Progressive Technologies, Inc. ("PTI"). PTI is engaged in the development, production and distribution of air-flow regulation systems for clean room and process equipment in the semiconductor industry. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements and notes thereto have been restated on a supplementary basis to include the financial position and results of operations of PTI for all periods prior to their acquisition.

In June 1999, the Company formed a joint venture in Korea with Samsung Electronics. This joint venture is 70% owned by the Company and 30% owned by Samsung, and has been organized to design, develop, and manufacture atmospheric flat panel display loaders along with other products. The Company consolidated fully the financial position and results of operations of the joint venture and accounts for the minority interest in the financial statements.

The Company's product revenues include sales of hardware and software products. The Company's service revenues are primarily comprised of tool control application consulting services, consulting, software customization and spare parts sales.

Many of the Company's customers purchase the Company's vacuum transfer robots and other modules before purchasing the Company's vacuum central wafer handling systems. The Company believes that once a customer has selected the Company's products for a process tool, the customer is likely to rely on those products for the life of that process tool model, which can be in excess of five years. Conversely, losing a bid for a manufacturing execution system ("MES") does not preclude the Company from securing optimization products to fit with a competitor's MES.

A significant portion of the Company's revenues have been generated by sales to customers in the United States, although the Company believes that a significant portion of these customers incorporate the Company's products into equipment sold to their foreign customers. The Company's foreign sales have occurred principally in Asia and Europe. Sales in Asia have occurred primarily in Japan and South Korea, and, to a lesser extent, in Taiwan and Singapore.

The Company's foreign revenues are generally denominated in United States dollars. Accordingly, foreign currency fluctuations have not had a significant impact on the comparison of the results of operations for the periods presented. The costs and expenses of the Company's international subsidiaries are generally denominated in currencies other than the United States dollar. However, since the functional currency of the Company's international subsidiaries are the local currency, foreign currency translation adjustments are reflected as a component of stockholders' equity under the caption "Accumulated other comprehensive income (loss)". To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risk of currency fluctuation.

The Company's business is highly dependent upon the capital expenditures of semiconductor and flat panel display manufacturers which historically have been cyclical, and the Company's ability to develop, manufacture and sell new products and product enhancements. The Company's revenues grew substantially in fiscal 2000 compared to fiscal 1999 due in large part to high levels of capital expenditures of semiconductor manufacturers. The Company cannot guarantee that these levels of expenditure will be sustained in fiscal 2001. The Company's results will also be affected, especially when measured on a quarterly basis, by the volume, composition and timing of orders, conditions in industries served by the Company, competition and general economic conditions.


RESULTS OF OPERATIONS

YEAR ENDED SEPTEMBER 30, 2000, COMPARED TO YEAR ENDED SEPTEMBER 30, 1999

The Company reported net income of $15.1 million for the year ended September 30, 2000, compared to a net loss of $9.5 million in the previous year. The Company's net income attributable to common stockholders for the year ended September 30, 2000 include $18.5 million of amortization of acquired intangible assets, $0.6 million of acquisition-related charges and $0.1 million of accretion and dividends on preferred stock. The Company's net loss attributable to common stockholders in the previous year includes $0.6 million of amortization of acquired intangible assets, $5.3 million of acquisition-related and restructuring charges and other costs and $0.8 million of accretion and dividends on preferred stock.

REVENUES

The Company reported revenues of $337.2 million in the year ended September 30, 2000, compared to $123.0 million in the previous year, a 174.2% increase. The overall increase is principally attributable to the strength in both the original equipment manufacturer ("OEM") and end user markets and incremental revenue from acquisitions. This Company experienced growth in all of the geographic regions in which it operates. Both the automation systems segment and the factory automation solutions segment increased from the prior year, by 155.0% and 252.6%, respectively.

Product revenues increased $182.9 million, or 180.2%, to $284.4 million in the year ended September 30, 2000, from $101.5 million in the previous fiscal year. This growth is primarily attributable to the overall strength in the OEM and End User markets and acquisitions.

Service revenues increased $31.3 million, or 146.0%, to $52.8 million. This increase is primarily attributable to internal growth and the Company's acquisitions.

Revenues outside the United States were $161.5 million, or 47.9% of revenues, and $53.1 million, or 43.2% of revenues, in the years ended September 30, 2000 and 1999, respectively. The increase is primarily the result of the Company's expanded global presence from its recent acquisitions. The Company expects that foreign revenues will continue to account for a significant portion of total revenues. However, the Company cannot guarantee that foreign revenues, particularly from Asia, will remain a strong component of the Company's total revenues.

GROSS MARGIN

Gross margin increased to 47.7% for the year ended September 30, 2000, compared to 44.9% for the previous year. The Company's automation systems segment gross margin increased to 40.8% in the year ended September 30, 2000, from 36.9% in the prior year, and is primarily the result of operational efficiencies and change in product mix. This increase was partially offset by a decrease in gross margin of the Company's factory automation solutions segment, to 68.0% in the year ended September 30, 2000, from 77.4% in the prior year. This segment's gross margin decline is primarily attributable to the acquired service business of ASC, which has a historically lower margin structure than that of the segment. In future years, gross margin may be adversely affected by changes in product mix and/or price competition.

Gross margin on product revenues was 50.4% for the year ended September 30, 2000. Gross margin on product revenues for the year ended September 30, 1999, which included charges aggregating $1.6 million, comprised of $1.0 million to provide additional reserves for slow-moving and obsolete inventories and $0.6 million of additional depreciation expense, was 46.6%. Excluding these charges, gross margin for the year ended September 30, 1999, was 48.2%. The increase is primarily attributable to improvements in manufacturing capacity utilization and the acquisition of higher margin software product businesses, partially offset by the Infab operations' historically lower margin structure.

Gross margin on service revenues decreased to 33.0% for the year ended September 30, 2000, from 36.8% in the previous year. The decrease is primarily a result of business mix, combined with ASC's historically lower margin structure. Included in the cost of service revenues are global customer support costs, consisting primarily of personnel costs and travel expenses.

RESEARCH AND DEVELOPMENT

Research and development expenses for the year ended September 30, 2000, were $44.1 million, an increase of $19.6 million, compared to $24.5 million in the previous year. However, research and development expenses decreased as a percentage of revenues, to 13.1%, from 19.9% in fiscal 1999. The increase in absolute spending is the result of the research and development efforts related to the Company's recent acquisitions as well as incremental spending associated with the launch of new atmospheric products and the transition to the next generation vacuum wafer handling products, partially offset by the elimination of redundant research and development programs. The Company plans to invest in research and development to enhance existing and develop new tool and factory hardware and software automation solutions for the semiconductor, data storage and flat panel display manufacturing industries.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses were $77.4 million for the year ended September 30, 2000, an increase of $38.6 million, compared to $38.8 million in the previous year. However, selling, general and administrative expenses decreased as a percentage of revenues, to 23.0% in the year ended September 30, 2000, from 31.5% in the previous year. The increase in absolute spending is the result of expanded sales and marketing activities as well as general and administration support costs associated with the Company's recently completed acquisitions and infrastructure improvements, while the improvement of these costs as a percentage of revenues reflects the Company's efforts at expanding its product offerings and customer base. The Company expects that future expenditure levels will continue at or above current levels to support its worldwide sales and administrative organizations.

AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS

Amortization expense for acquired intangible assets totaled $18.5 million for the year ended September 30, 2000, and relates to acquired intangible assets from the June 23, 2000 Mitex acquisition, the January 6, 2000 ASC and ASI acquisition, the Infab, Domain and Hanyon acquisitions, all of which occurred during the second half of fiscal 1999 and Irvine Optical's acquisition of a corporation in March 1997. Amortization expense for acquired intangible assets was $0.6 million in the year ended September 30, 1999, and relates to the Domain and Hanyon acquisitions and Irvine Optical.

ACQUISITION-RELATED AND RESTRUCTURING COSTS

Acquisition-related charges of $0.6 million in the year ended September 30, 2000, relate primarily to transaction costs in connection with the acquisition of Irvine Optical. In fiscal 1999, the Company incurred acquisition-related and restructuring costs of $3.1 million, comprised of $1.2 million for transaction costs related to the Smart Machines acquisition, $0.3 million for severance costs and $1.6 million for the write-off of certain fixed assets.

INTEREST INCOME AND EXPENSE

Interest income increased by $6.6 million, to $9.7 million, in the year ended September 30, 2000, compared to the previous year. This increase is due primarily to higher cash and investment asset balances which resulted from the Company's public offering of shares of common stock in March 2000. Interest expense of $1.3 million and $1.6 million for the years ended September 30, 2000 and 1999, respectively, relates primarily to Irvine Optical's debt, which was discharged on May 6, 2000. Fiscal 2000 interest expense also includes interest on the Company's note payable to Daifuku America issued as part of the consideration for ASC and ASI.

INCOME TAX PROVISION (BENEFIT)

The Company recorded net income tax expense of $13.6 million for the year ended September 30, 2000, and net income tax benefits of $0.9 million for the year ended September 30, 1999. The fiscal 2000 tax provision is attributable to federal, state, foreign and withholding taxes. Federal and state taxes have been reduced for net operating losses, research and development tax credits and a foreign sales corporation benefit. The tax benefit recorded in fiscal 1999 is primarily due to anticipated future tax benefit of domestic net operating losses and research and development credits, partially offset by a $1.6 million increase in the deferred tax asset valuation allowance.

YEAR ENDED SEPTEMBER 30, 1999, COMPARED TO YEAR ENDED SEPTEMBER 30, 1998

The Company reported a net loss of $9.5 million for the year ended September 30, 1999 (including $0.6 million of amortization of acquired intangible assets and $5.3 million of acquisition-related and restructuring charges and other costs), compared to a net loss of $23.3 million in the previous year (including $0.2 million of amortization of acquired intangible assets and $11.8 million of acquisition-related and restructuring charges and other costs). The Company reported net losses attributable to common stockholders (after dividends and accretion on preferred stock) of $10.3 million and $24.8 million for the years ended September 30, 1999 and 1998, respectively.

REVENUES

The Company reported revenues of $123.0 million in the year ended September 30, 1999, compared to $123.5 million in the previous year. However, excluding the results of Irvine Optical, revenues increased 5.2%, to $111.9 million in the year ended September 30, 1999, from $106.4 million in the previous year. The decrease in total revenue is attributable to the automation systems segment, which includes Irvine Optical, partially offset by an increase in the factory automation solutions segment's revenue.

Product revenues decreased $2.6 million, or 2.5%, to $101.5 million in the year ended September 30, 1999, from $104.1 million in the previous fiscal year. The decline is the net result of Irvine Optical's lower revenues, partially offset by improving 200mm revenues.

Service revenues increased $2.1 million, or 10.7%, to $21.5 million. This increase is primarily attributable to the Company's acquisitions and the impact of those acquisitions on consulting services associated with factory automation.

Revenues outside the United States were $53.1 million, or 43.2% of revenues, and $55.0 million, or 44.5% of revenues, in the years ended September 30, 1999 and 1998, respectively.

GROSS MARGIN

Gross margin increased to 44.9% for the year ended September 30, 1999, compared to 30.2% for the previous year. Both of the Company's segments showed improved gross margin performance. The Company's automation systems segment gross margin increased to 36.9% in the year ended September 30, 1999, from 24.5% in the prior year. This increase is primarily the result of improved manufacturing capacity utilization. The Company's factory automation solutions segment gross margin was 77.4% in the year ended September 30, 1999, an increase from 66.8% in the previous year. This increase is primarily due to the acquisition of higher margin software product businesses.

Gross margin on product revenues increased to 46.6% for the year ended September 30, 1999, from 28.3% in the previous year. Included in the cost of product revenues for the years ended September 30, 1999 and 1998 are charges of $1.6 million and $6.6 million, respectively, for acquisition-related, restructuring and other costs. The fiscal 1999 charges are comprised of a $1.0 million charge to provide additional reserves for slow-moving and obsolete inventories and $0.6 million of additional depreciation expense, while the fiscal 1998 charge was comprised of $6.2 million to provide additional reserves for slow-moving and obsolete inventories, $0.3 million for additional depreciation costs and $0.1 million for severance costs. Excluding these costs, gross margin on product revenues was 48.2% and 34.6% for the years ended September 30, 1999 and 1998, respectively.

Gross margin on service revenues decreased to 36.8% for the year ended September 30, 1999, from 40.5% in the previous year. Included in the cost of service revenues are global customer support costs, consisting primarily of personnel costs and travel expenses.

RESEARCH AND DEVELOPMENT

Research and development expenses for the year ended September 30, 1999 were $24.5 million, a decrease of $3.1 million, from $27.6 million in the previous year. Research and development expenses also decreased as a percentage of revenues, to 19.9% in the year ended September 30, 1999, compared to 22.3% in the previous year. The spending decrease was the effect of reduced personnel costs and other related spending associated with the changing mix of supported technologies.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased by 10.8%, to $38.8 million for the year ended September 30, 1999, compared to $35.0 million in the previous year. Selling, general and administrative expenses also increased as a percentage of revenues, to 31.5% in the year ended September 30, 1999, from 28.3% in the previous year. Fiscal 1999 expenses included $0.2 million for additional depreciation expense and fiscal 1998 expenses included $1.0 million for additional accounts receivable reserves and additional depreciation expense. The spending increase is due to expanded sales and marketing activities as well as increased general and administration support costs associated with the Company's acquisitions and infrastructure improvements completed in 1999.

AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS

Amortization expense for acquired intangible assets totaled $0.6 million for the year ended September 30, 1999, and relates to the Infab, Domain and Hanyon acquisitions, all of which occurred during the second half of fiscal 1999 and Irvine Optical's acquisition of a corporation in March 1997. Amortization expense for acquired intangible assets was $0.2 million for the year ended September 30, 1998, and is attributable to Irvine Optical.

ACQUISITION-RELATED AND RESTRUCTURING COSTS

In fiscal 1999, the Company incurred acquisition-related and restructuring costs of $3.1 million, comprised of $1.2 million for transaction costs related to the Smart Machines acquisition, $0.3 million for severance costs and $1.6 million for the write-off of certain fixed assets. The fiscal 1998 acquisition-related and restructuring costs of $3.7 million were comprised of $1.4 million to exit duplicate facilities, $1.0 million for legal, accounting and other transaction costs related to the FASTech acquisition and $1.3 million for severance costs.

INTEREST INCOME AND EXPENSE

Interest income decreased by 13.2%, to $3.2 million, in the year ended September 30, 1999, compared to $3.6 million in the previous year, due primarily to lower cash and investment asset balances. Interest expense decreased by 34.1%, to $1.6 million in the year ended September 30, 1999, from $2.3 million in the previous year. Fiscal 1998 interest expense includes $0.3 million to retire debt in conjunction with the acquisition of FASTech. The decrease is primarily attributable to reduced borrowings and the aforementioned fiscal 1998 debt retirement charge.

INCOME TAX BENEFIT

The Company recorded net tax benefits of $0.9 million and $4.6 million in the years ended September 30, 1999 and 1998, respectively. These tax benefits are primarily due to anticipated future tax benefit of domestic net operating losses and research and development credits, which were partially offset by $1.6 million and $3.8 million increases in the deferred tax asset valuation allowance in fiscal 1999 and fiscal 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents were $133.6 million at September 30, 2000, an increase of $66.6 million from September 30, 1999. The Company realized proceeds, net of issuance costs, of $220.5 million from a public offering of shares of its common stock in March 2000. In connection with its acquisition of ASC and ASI on January 6, 2000, the Company paid Daifuku America $27.0 million in cash and issued Daifuku America a note in the amount of $16.0 million, which is due on January 6, 2001. The Company has invested net $103.0 million of excess cash in short- and long-term marketable securities. At September 30, 2000, $88.0 million was invested in marketable securities with maturities of one year or less and $15.0 million in marketable securities which will mature October 1, 2001 or later.

Cash used in operations was $11.2 million, and is primarily attributable to increases in accounts receivable, inventories and prepaid expenses and other current assets of $50.7 million, $28.0 million and $7.7 million, respectively, partially offset by depreciation and amortization of $30.4 million, and increases of $12.8 million in accounts payable, $8.4 million in deferred revenue, $9.7 million in accrued compensation and benefits and $8.6 million in accrued expenses and other current liabilities. The increase in accounts receivable and inventories is primarily attributable to the Company's recent rapid growth. The Company's increased sales, particularly in Asia, combined with a greater number of long-term contracts, have also contributed to the increase in accounts receivable.

Cash used in investing activities was $142.1 million, and was principally comprised of $118.0 million for the purchase of marketable securities, partially offset by $15.0 million of marketable securities sold/matured, $24.4 million used for the purchase of businesses, net of cash acquired (primarily the acquisition of ASC and ASI) and $13.9 million used for capital additions, primarily in its telecommunications systems infrastructure and for computer requirements, including expenditures needed to accommodate the Company's expanding capacity needs, such as the completion this year of its additional facility in Chelmsford, Massachusetts.

Cash provided by financing activities was $220.1 million, comprised of $220.5 million of proceeds from the public offering of common stock, net of $12.9 million of issuance costs, and $5.4 million of proceeds from the exercise of common stock options and the employee stock purchase plan. The total proceeds of $225.9 million from the issuance of common stock were partially offset by $5.3 million for net repayments on the revolving credit facility of an acquired entity and $0.6 million for the payment of long-term debt of the Company.

While the Company has no significant capital commitments, as it expands its product offerings and prepares for expected growth, the Company anticipates that it will continue to make capital expenditures to support its business. The Company may also use its resources to acquire companies, technologies or products that complement the business of the Company.

The Company terminated its $30.0 million unsecured revolving credit facility and entered into a $10.0 million uncommitted demand promissory note facility with ABN AMRO Bank N.V. ("ABN AMRO") on May 2, 2000. The Company transferred all of its outstanding letters of credit, totaling approximately $1.1 million, to the new facility. ABN AMRO is not obligated to extend loans or issue letters of credit under this new facility. At September 30, 2000, $1.3 million of the facility was in use, all of it for letters of credit.

The Company believes that its existing resources will be adequate to fund the Company's currently planned working capital and capital expenditure requirements for at least the next twelve months. The sufficiency of the Company's resources to fund its needs for capital is subject to known and unknown risks, uncertainties and other factors which may have a material adverse effect on the Company's business, including without limitation, the factors discussed under "Factors That May Affect Future Results."

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 ("APB 25"), including the following: the definition of an employee for purposes of applying APB 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Application of this pronouncement has not had a material impact on the Company's financial position or results of operations.

In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. In June 2000, the SEC issued Staff Accounting Bulletin No. 101B, an amendment to SAB 101, which delays the implementation of SAB 101. The application of the guidance in SAB 101 will now be required in the Company's fourth quarter of fiscal 2001. The Company does not anticipate the adoption of SAB 101 to have a significant impact on financial results in fiscal 2001.

In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). This statement was amended by the issuance of Statement No. 137, "Deferral of the Effective Date of FASB Statement No. 133", which changed the effective date of FAS 133 to all fiscal years beginning after June 15, 2000 (fiscal 2001 for the Company) and requires that all derivative instruments be recorded on the balance sheet at their fair value. This statement was further amended by Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company's management anticipates that the adoption of FAS 133 will not have a significant effect on the Company's results or operations or financial position, as the Company currently does not utilize derivative instruments.


FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, information provided by Brooks or statements made by its employees may contain forward-looking information that involves substantial known and unknown risks and uncertainties such as those described below that could cause actual results to differ materially from targets or projected results.

You should carefully consider the risks described below and the other information in this report before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could you lose all or part of the money you paid to buy our common stock.

RISKS RELATING TO OUR OPERATIONS

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS OUR OPERATING RESULTS. Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. Demand for semiconductors is cyclical and has historically experienced periodic downturns. During these downturns, our revenues have dropped, and we have incurred losses. We believe that downturns in the semiconductor manufacturing industry will occur in the future and will result in decreased demand for our products. Despite the addition of our factory automation business in fiscal 1999, our financial results will continue to be dependent on capital expenditures by semiconductor manufacturers. Downturns in the semiconductor business, when fewer new facilities are being built, could harm our financial results as have downturns in the past.

OUR SALES VOLUME DEPENDS ON THE SALES VOLUME OF OUR ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS. We sell a majority of our tool automation products to original equipment manufacturers who incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop and market their equipment in a timely, cost-effective manner.

WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES. We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 41% and 49% of total revenues in the years ended September 30, 2000 and 1999, respectively. Sales to Lam Research Corporation, our largest customer, accounted for approximately 11% and 12% of total revenues in the years ended September 30, 2000 and 1999, respectively.

DELAYS IN SHIPMENT OF A FEW OF OUR LARGE ORDERS COULD SUBSTANTIALLY DECREASE OUR REVENUES. Historically, a substantial portion of our quarterly and annual revenues came from sales of a small number of large orders. These orders consist of products with high selling prices compared to our other products. As a result, the timing of the recognition of revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if orders for even a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED IF REVENUES FALL BELOW EXPECTATIONS. Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our results of operations.

OUR LENGTHY SALES CYCLE REQUIRES US TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT WE WILL GENERATE REVENUE. Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation period before we can achieve volume sales of our manufacturing execution system software and process optimization software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our factory automation customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO A NUMBER OF DIFFICULTIES IN COORDINATING OUR ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS. Approximately 48% and 43% of our total revenues were derived from customers located outside North America in the years ended September 30, 2000 and 1999, respectively. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

     - difficulties in staffing and managing operations in multiple locations in many countries;

     - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

     -    possible adverse tax consequences;

     -    governmental currency controls;

     -    changes in various regulatory requirements;

     -    political and economic changes and disruptions; and

     -    export/import controls and tariff regulations.

To support our international customers, we maintain locations in several countries, including Canada, Germany, Japan, Malaysia, Singapore, South Korea, Taiwan, France and the United Kingdom. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

Although our international sales are primarily denominated in U.S. dollars, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE. Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success will depend upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

     -    accurately identifying and defining new products;

     -    completing and introducing new product designs in a timely manner;

     -    market acceptance of our products and our customers' products; and

     -    determining a comprehensive, integrated product strategy.

WE FACE SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES. The markets for our products are intensely competitive and we may not be able to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs themselves rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that currently satisfy their wafer or substrate handling needs themselves, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI-Promis, IBM-Poseidon and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than us.

We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH. Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

     -    enforce our patents;

     -    protect our trade secrets or know-how;

     -    defend ourselves against claims we infringe on the rights of others;
          or

     - determine the scope and validity of the patents or intellectual property rights of others.

Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results.

OUR OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe on the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing on the rights of others may be costly or impractical or could detract from the value of our products.

OUR BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS. We received notice from General Signal Corporation alleging infringements of its patent rights by certain of our products. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME. We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales. Accordingly:

     - our customers can cease purchasing our products at any time without penalty;

     -    our customers are free to purchase products from our competitors;

     -    we are exposed to competitive price pressure on each order; and

     -    our customers are not required to make minimum purchases.

OUR FUTURE GROWTH RELIES IN PART ON THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY, WHICH IS PROGRESSING MORE SLOWLY THAN EXPECTED, AND COMPETITION FOR 300MM ORDERS MAY BE INTENSE. Our future growth relies in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. Any significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products. Competition, including price competition, for such 300mm orders could be vigorous and could harm our results of operations.

RISKS RELATING TO OUR GROWTH

RAPID GROWTH IS STRAINING OUR OPERATIONS AND REQUIRING US TO INCUR COSTS TO UPGRADE OUR INFRASTRUCTURE. During the last year, we have experienced extremely rapid growth in our operations, the number of our employees, our product offerings and the geographic area of our operations. Our growth places a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be materially adversely affected.

OUR OPERATING RESULTS WOULD BE HARMED IF ONE OF OUR KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR OUR PRODUCTS. We currently procure many of our components on an as needed, purchase order basis. We do not carry significant inventories or have any long-term supply contracts with our vendors. With the recent increased demand for semiconductor manufacturing equipment, our suppliers are facing significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions in product shipments. This would materially and adversely affect our operating results.

OUR BUSINESS COULD BE HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF OUR ACQUISITIONS. Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting systems and other aspects of the operation of our acquired businesses, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These businesses have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

     - difficulties in the assimilation of products and designs into integrated solutions;

     - difficulties in informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

     - difficulties integrating personnel with disparate business backgrounds and cultures;

     - difficulties in defining and executing a comprehensive product strategy;

     -    difficulties in managing geographically remote units;

     - difficulties associated with managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

     - difficulties in minimizing the loss of key employees of the acquired businesses.

If we delay integrating or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

OUR BUSINESS MAY BE HARMED BY ACQUISITIONS WE COMPLETE IN THE FUTURE. We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL. We need to hire and retain substantial numbers of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensely competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products, we have had to reduce our workforce and then rebuild our workforce as our business has gone through downturns followed by upturns. We currently need to hire a number of highly skilled employees, especially in manufacturing, to meet customer demand. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

RISKS RELATING TO OUR COMMON STOCK

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS AND OUR STOCK Price. Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

     -    the level of demand for semiconductors in general;

     - cycles in the market for semiconductor manufacturing equipment and automation software;

     -    the timing and size of orders from our customer base;

     - our ability to manufacture, test and deliver products in a timely and cost-effective manner;

     -    our success in winning competitions for orders;

     - the timing of our new product announcements and releases and those of our competitors;

     -    the mix of products sold by us;

     -    competitive pricing pressures; and

     - the level of automation required in fab extensions, upgrades and new facilities.

We entered into the factory automation software business in fiscal 1999. We believe a portion of our revenues from this business is dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

THE VOLATILITY OF OUR STOCK PRICE COULD ADVERSELY AFFECT AN INVESTMENT IN OUR STOCK. The market price of our common stock has fluctuated widely. For example, between April 14, 2000 and April 28, 2000, the closing price of our common stock rose from approximately $62.38 to $89.69 per share. Between April 28, 2000 and May 31, 2000, the price of our common stock dropped from approximately $89.69 to $39.75 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may not be able to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

     -    variations in operating results from quarter to quarter;

     - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

     -    changes in the market price per share of our public company customers;

     -    market conditions in the industry;

     -    general economic conditions;

     -    low trading volume of our common stock; and

     -    the number of firms making a market in our common stock.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND CONTRACTS MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK. Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact on our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control.

                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Brooks Automation, Inc.

In our opinion, based upon our audits and the reports of other auditors, the accompanying supplementary consolidated balance sheets and the related supplementary consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Brooks Automation, Inc. and its subsidiaries at September 30, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Progressive Technologies, Inc., which statements reflect total assets of $6,658,000 and $3,501,000 at December 31, 2000 and 1999, respectively, and total revenues of $16,085,000, $8,002,000 and $6,169,000 for the years ended December 31, 2000,
1999 and 1998, respectively. We also did not audit the financial statements as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, of Irvine Optical Company, LLC, a wholly owned subsidiary of the Company acquired through a pooling of interests during the year ended September 30, 2000, which statements reflect total assets of $16,492,000 at December 31, 1999, and total revenues of $11,049,000 and $17,038,000 for the years ended December 31, 1999 and 1998, respectively. Those statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for Progressive Technologies, Inc., and for Irvine Optical Company, LLC as of December 31, 1999 and for each of the two years in the period ended December 31, 1999, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

As described in Note 2, on July 12, 2001 Brooks Automation, Inc. merged with Progressive Technologies, Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect to the merger of Brooks Automation, Inc. with Progressive Technologies, Inc. Accounting principles generally accepted in the United States of America proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of

Brooks Automation, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.



/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 15, 2000,
except as to the pooling of interests with Progressive Technologies, Inc. which is as of July 12, 2001

                REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Members
Irvine Optical Company, LLC

We have audited the balance sheets of Irvine Optical Company, LLC (the Company) as of December 31, 1999 and 1998, and the related statements of operations, members' deficit, and cash flows for the years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

The financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company's ability to generate sufficient revenue and ultimately achieve profitable operations is uncertain. The Company's future prospects depend upon its ability to demonstrate sustained product sales and to generate sufficient working capital through new financing and/or operating cash flows, all of which raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or amounts and classification of liabilities that may result from the outcome of this uncertainty.


                                             /s/ Ernst & Young LLP


March 3, 2000, except for Note 4
  as to which the date is March 31, 2000

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Progressive Technologies, Inc.

We have audited the consolidated balance sheets of Progressive Technologies, Inc. (a Massachusetts corporation) and subsidiary as of December 31, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000 (not presented herein). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Progressive Technologies, Inc. and subsidiary as of December 31, 2000 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States.

/s/ Arthur Andersen LLP


Boston, Massachusetts
February 19, 2001

                             BROOKS AUTOMATION, INC.
                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS


                                                                                                     SEPTEMBER 30,
                                                                                                  2000            1999
                                                                                                  ----            ----
                                                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Current assets
  Cash and cash equivalents                                                                     $ 133,636       $  67,031
  Marketable securities                                                                            88,034              --
  Accounts receivable, net, including related party receivables of $6,820 and
    $3,384, respectively                                                                           94,756          37,517
  Inventories                                                                                      58,607          38,767
  Prepaid expenses and other current assets                                                         8,464           3,678
  Deferred income taxes                                                                            18,220           6,542
                                                                                                ---------       ---------
    Total current assets                                                                          401,717         153,535

Fixed assets, net                                                                                  25,152          18,382
Intangible assets, net                                                                             60,335          16,942
Long-term marketable securities                                                                    15,000              --
Deferred income taxes                                                                              13,361           4,192
Other assets                                                                                        4,221           4,249
                                                                                                ---------       ---------
        Total assets                                                                            $ 519,786       $ 197,300
                                                                                                =========       =========

LIABILITIES , MINORITY INTERESTS, CONVERTIBLE REDEEMABLE PREFERRED
 STOCK, MEMBERS' CAPITAL AND STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable                                                                                 $  16,000       $     232
  Revolving line of credit                                                                            350           5,951
  Current portion of long-term debt and capital lease obligations                                     524             544
  Accounts payable                                                                                 23,096          13,869
  Deferred revenue                                                                                 17,018           6,879
  Accrued compensation and benefits                                                                14,407           4,909
  Accrued acquisition-related and restructuring costs                                                 538           3,868
  Accrued income taxes payable                                                                      9,188           2,093
  Accrued expenses and other current liabilities                                                   13,760           8,387
                                                                                                ---------       ---------
    Total current liabilities                                                                      94,881          46,732

Long-term debt and capital lease obligations                                                          332             854
Senior subordinated note payable                                                                       --           5,878
Deferred income taxes                                                                               5,064             174
Other long-term liabilities                                                                           438             878
                                                                                                ---------       ---------
        Total liabilities                                                                         100,715          54,516
                                                                                                ---------       ---------

Commitments and contingencies (see Note 14)

Minority interests                                                                                  1,186           1,460
                                                                                                ---------       ---------
Series A convertible redeemable preferred stock, $0.01 par value,
90,000 shares authorized, issued and outstanding                                                    2,601           2,481
                                                                                                ---------       ---------
Members' capital - 10,000 units issued and 1,000 units outstanding at
  September 30, 1999                                                                                   --             930
                                                                                                ---------       ---------
Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000 shares authorized, none
    issued and outstanding                                                                             --              --
  Common stock, $0.01 par value, 43,000,000 shares authorized, 17,588,911
    and 13,110,313 shares issued and outstanding, respectively                                        176             131
  Additional paid-in capital                                                                      433,249         168,954
  Deferred compensation                                                                               (35)            (65)
  Accumulated other comprehensive loss                                                             (2,942)         (1,093)
  Accumulated deficit                                                                             (15,164)        (30,014)
                                                                                                ---------       ---------
        Total stockholders' equity                                                                415,284         137,913
                                                                                                ---------       ---------

        Total liabilities, minority interests, convertible redeemable
         preferred stock, members' capital and stockholders' equity                             $ 519,786       $ 197,300
                                                                                                =========       =========

              The accompanying notes are an integral part of these
                supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                      YEAR ENDED SEPTEMBER 30,
                                                                2000            1999            1998
                                                                ----            ----            ----
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
  Product, including related party revenues of $36,934,
    $15,255 and $15,913, respectively                         $ 284,366       $ 101,488       $ 104,063
  Services                                                       52,818          21,469          19,396
                                                              ---------       ---------       ---------
    Total revenues                                              337,184         122,957         123,459
                                                              ---------       ---------       ---------

Cost of revenues
  Product                                                       141,088          54,239          74,641
  Services                                                       35,371          13,566          11,538
                                                              ---------       ---------       ---------
  Total cost of revenues                                        176,459          67,805          86,179
                                                              ---------       ---------       ---------
Gross profit                                                    160,725          55,152          37,280
                                                              ---------       ---------       ---------

Operating expenses
  Research and development                                       44,147          24,526          27,568
  Selling, general and administrative                            77,410          38,763          34,973
  Amortization of acquired intangible assets                     18,506             565             207
  Acquisition-related and restructuring charges                     578           3,120           3,722
                                                              ---------       ---------       ---------
    Total operating expenses                                    140,641          66,974          66,470
                                                              ---------       ---------       ---------

Income (loss) from operations                                    20,084         (11,822)        (29,190)
Interest income                                                   9,707           3,150           3,629
Interest expense                                                  1,345           1,553           2,347
Other income (expense)                                               (2)           (223)             (9)
                                                              ---------       ---------       ---------

Income (loss) before income taxes and minority interests         28,444         (10,448)        (27,917)
Income tax provision (benefit)                                   13,609            (874)         (4,649)
                                                              ---------       ---------       ---------

Income (loss) before minority interests                          14,835          (9,574)        (23,268)
Minority interests in loss of consolidated subsidiaries            (274)            (40)             --
                                                              ---------       ---------       ---------

Net income (loss)                                                15,109          (9,534)        (23,268)
Accretion and dividends on preferred stock                         (120)           (774)         (1,540)
                                                              ---------       ---------       ---------

Net income (loss) attributable to common stockholders         $  14,989       $ (10,308)      $ (24,808)
                                                              =========       =========       =========

Earnings (loss) per share
  Basic                                                       $    0.96       $   (0.89)      $   (2.32)
  Diluted                                                     $    0.88       $   (0.89)      $   (2.32)

Shares used in computing earnings (loss) per share
  Basic                                                          15,661          11,542          10,687
  Diluted                                                        17,192          11,542          10,687

              The accompanying notes are an integral part of these
                supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
    SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                        Nonredeemable
                                                         convertible       Common      Additional
                                                          preferred       stock at       paid-in       Deferred
                                                            stock        par value       capital     compensation
                                                        -------------    ---------      ---------    ------------
BALANCE SEPTEMBER 30, 1997                                    $ 6,619         $105       $120,354         $(416)

Shares issued under stock option and
  purchase plans (112,694 shares)                                                1            806
Common stock issued in acquisitions
  (697,695 shares)                                               (152)           7         10,900
Deferred compensation                                                                        (208)          208
Amortization of deferred compensation                                                                        89
Accretion and dividends on preferred stock
Revaluation of members' capital
Income tax adjustment from stock options                                                     (301)
Comprehensive loss:
  Net loss
  Currency translation adjustments

    Comprehensive loss

Elimination of FASTech net loss for the
  three months ended December 31, 1997
                                                            ---------    ---------      ---------     ---------
BALANCE SEPTEMBER 30, 1998                                      6,467          113        131,551          (119)

Shares issued under stock option and
  purchase plans (341,877 shares)                                                4          1,679
Common stock issued in acquisitions
  (1,410,926 shares)                                           (6,467)          14         35,594
Amortization of deferred compensation                                                                        54
Accretion and dividends on preferred stock
Revaluation of members' capital
Income tax benefit from stock options                                                         130
Comprehensive loss:
  Net loss
  Currency translation adjustments

    Comprehensive loss

Elimination of Smart Machines net loss
  for the three months ended December 31, 1998
                                                            ---------    ---------      ---------     ---------
BALANCE SEPTEMBER 30, 1999                                         --          131        168,954          (65)
Shares issued under stock option and purchase
  plans and warrants (558,195 shares)                                            6          5,418
Common stock offering (3,070,500 shares)                                        31        220,445
Common stock issued in acquisitions (849,903 shares)                             8         21,829
Amortization of deferred compensation                                                                        30
Accretion and dividends on preferred stock
Income tax  benefit from stock options                                                      6,738
Income tax benefit from acquisition                                                         9,865
Comprehensive income:
  Net income
  Currency translation adjustments

    Comprehensive income

Elimination of Irvine Optical net income for the
  three months ended December 31, 1999
                                                            ---------    ---------      ---------     ---------
BALANCE SEPTEMBER 30, 2000                                    $    --         $176       $433,249          $(35)
                                                            =========    =========      =========     =========



                                                                              Accumulated     Retained
                                                                                other         earnings
                                                            Comprehensive    comprehensive   (accumulated
                                                            income (loss)    income (loss)     deficit)        Total
                                                            -------------    -------------   ------------    --------
BALANCE SEPTEMBER 30, 1997                                                        $(106)        $1,165       $127,721

Shares issued under stock option and
  purchase plans (112,694 shares)                                                                                 807
Common stock issued in acquisitions
  (697,695 shares)                                                                                 147         10,902
Deferred compensation                                                                                              --
Amortization of deferred compensation                                                                              89
Accretion and dividends on preferred stock                                                      (1,540)        (1,540)
Revaluation of members' capital                                                                   (939)          (939)
Income tax adjustment from stock options                                                                         (301)
Comprehensive loss:
  Net loss                                                     $(23,268)                       (23,268)       (23,268)
  Currency translation adjustments                                 (430)           (430)                         (430)
                                                              ---------
    Comprehensive loss                                         $(23,698)
                                                              =========
Elimination of FASTech net loss for the
  three months ended December 31, 1997                                                           2,753          2,753
                                                                              ---------      ---------       --------
BALANCE SEPTEMBER 30, 1998                                                         (536)       (21,682)       115,794

Shares issued under stock option and
  purchase plans (341,877 shares)                                                                               1,683
Common stock issued in acquisitions
  (1,410,926 shares)                                                                                           29,141
Amortization of deferred compensation                                                                              54
Accretion and dividends on preferred stock                                                        (774)         (774)
Revaluation of members' capital                                                                    377            377
Income tax benefit from stock options                                                                             130
Comprehensive loss:
  Net loss                                                      $(9,534)                        (9,534)        (9,534)
  Currency translation adjustments                                 (557)           (557)                         (557)
                                                              ---------
    Comprehensive loss                                         $(10,091)
                                                              =========
Elimination of Smart Machines net loss
  for the three months ended December 31, 1998                                                   1,599          1,599
                                                                              ---------      ---------       --------
BALANCE SEPTEMBER 30, 1999                                                       (1,093)       (30,014)       137,913
Shares issued under stock option and purchase
  plans and warrants (537,997 shares)                                                                           5,424
Common stock offering (3,070,500 shares)                                                                      220,476
Common stock issued in acquisitions (849,903 shares)                                                           21,837
Amortization of deferred compensation                                                                              30
Accretion and dividends on preferred stock                                                        (120)          (120)
Income tax  benefit from stock options                                                                          6,738
Income tax benefit from acquisition                                                                             9,865
Comprehensive income:
  Net income                                                    $15,109                         15,109         15,109
  Currency translation adjustments                               (1,849)         (1,849)                       (1,849)
                                                              ---------
    Comprehensive income                                        $13,260
                                                              =========
Elimination of Irvine Optical net income for the
  three months ended December 31, 1999                                                            (139)          (139)
                                                                              ---------      ---------       --------
BALANCE SEPTEMBER 30, 2000                                                      $(2,942)      $(15,164)      $415,284
                                                                              =========      =========       ========




              The accompanying notes are an integral part of these
                supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                             YEAR ENDED SEPTEMBER 30,
                                                                                         2000           1999           1998
                                                                                         ----           ----           ----
                                                                                                   (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                                     $  15,109       $ (9,534)      $(23,268)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
    Depreciation and amortization                                                        30,400         11,766          9,631
    Compensation expense related to common stock options                                     30             54             89
    Deferred income taxes                                                                (8,801)        (3,017)        (4,779)
    Minority interests                                                                     (274)           (40)            --
    (Gain) loss on disposal of long-lived assets                                           (142)            --             --
    Changes in operating assets and liabilities:
      Accounts receivable                                                               (50,655)        (5,799)        15,143
      Inventories                                                                       (27,981)        (2,321)         5,323
      Prepaid expenses and other current assets                                          (7,702)         1,054         (1,390)
      Accounts payable                                                                   12,779          7,038         (6,259)
      Deferred revenue                                                                    8,385          1,763            398
      Accrued compensation and benefits                                                   9,684            858            517
      Accrued acquisition-related and restructuring costs                                  (680)         1,724          2,254
      Accrued expenses and other current liabilities                                      8,641          1,638           (757)
                                                                                      ---------       --------       --------
          Net cash provided by (used in) operating activities                           (11,207)         5,184         (3,098)
                                                                                      ---------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed assets                                                               (13,879)        (6,100)        (4,725)
Acquisition of businesses, net of cash acquired                                         (24,399)        (4,476)            --
Purchases of marketable securities                                                     (118,034)            --             --
Sale/maturity of marketable securities                                                   15,000             --             --
Proceeds from sale of long-lived assets                                                     735             --             --
Increase in other assets                                                                 (1,550)          (732)          (795)
                                                                                      ---------       --------       --------
          Net cash used in investing activities                                        (142,127)       (11,308)        (5,520)
                                                                                      ---------       --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
Net (repayments of) borrowings under lines of credit                                         (1)         1,253            703
Net increase (decrease) in short-term borrowings                                         (5,263)          (280)           825
Proceeds from issuance of convertible notes                                                  --             --          2,500
Proceeds from issuance of senior subordinated debt                                           --             --          2,500
Payments of long-term debt and capital lease obligations                                   (562)        (1,183)        (4,023)
Issuance of long-term debt                                                                   --          1,154             --
Proceeds from issuance of common stock, net of issuance costs                           225,900          1,683            807
                                                                                      ---------       --------       --------
          Net cash provided by financing activities                                     220,074          2,627          3,312
                                                                                      ---------       --------       --------

Elimination of net cash activities of Irvine Optical for the three
  months ended December 31, 1999                                                             14             --             --
                                                                                      ---------       --------       --------

Elimination of net cash activities of Smart Machines for
  the three months ended December 31, 1998                                                   --            (63)            --
                                                                                      ---------       --------       --------

Elimination of net cash activities of FASTech for the three
  months ended December 31, 1997                                                             --             --         (1,761)
                                                                                      ---------       --------       --------

Effects of exchange rate changes on cash and cash
  equivalents                                                                              (149)           326           (310)
                                                                                      ---------       --------       --------

Net increase (decrease) in cash and cash equivalents                                     66,605         (3,234)        (7,377)
Cash and cash equivalents, beginning of period                                           67,031         70,265         77,642
                                                                                      ---------       --------       --------

Cash and cash equivalents, end of period                                              $ 133,636       $ 67,031       $ 70,265
                                                                                      =========       ========       ========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest                                                $   1,432       $  1,166       $  1,692
Cash paid during the year for income taxes, net of refunds                            $  10,450       $  1,085       $    251

SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND
  INVESTING ACTIVITIES
Deferred compensation related to stock options                                        $      --       $     --       $   (208)
Accretion and dividends on preferred stock                                            $     120       $    774       $  1,540


  The Company utilized available funds, issued common stock and issued a note in connection with certain business combinations during the years ended September
30, 2000 and 1999. The fair values of the assets and liabilities of the acquired companies are presented as follows:
    Assets acquired                                                                   $  14,166       $ 30,218       $     --
    Liabilities assumed                                                                 (17,364)        (8,414)            --
                                                                                      ---------       --------       --------
        Net assets acquired (liabilities assumed)                                     $  (3,198)      $ 21,804       $     --
                                                                                      =========       ========       ========

    The acquisitions were funded as follows:
        Cash consideration                                                            $  27,300       $ 10,447       $     --
        Common stock                                                                     15,027         22,473             --
        Note issued to seller                                                            16,000             --             --
        Transaction costs                                                                 2,874          1,891             --
        Cash received                                                                    (5,775)        (7,862)            --
                                                                                      ---------       --------       --------
                                                                                      $  55,426       $ 26,949       $     --
                                                                                      =========       ========       ========


              The accompanying notes are an integral part of these
                supplementary consolidated financial statements.

BROOKS AUTOMATION, INC.

NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS


1.   NATURE OF THE BUSINESS

     Brooks Automation, Inc. ("Brooks" or the "Company") is a leading supplier of integrated tool and factory automation solutions for the global semiconductor and related industries such as the data storage and flat panel display manufacturing industries. The Company's product revenues include sales of hardware and software products. The Company's service revenues are primarily comprised of tool control application consulting services, software customization and spare parts sales.


2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation
     The supplementary consolidated financial statements include the accounts of the Company and all majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated.

     The supplementary consolidated financial statements of the Company and its subsidiaries have been prepared to give retroactive effect to the merger with Progressive Technologies, Inc. ("PTI"), which occurred on July 12, 2001. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     During 2001, the Company entered into a definitive agreement to merge with PTI. On July 12, 2001, PTI and its operating subsidiary were merged with and into the Company. Under terms of the merger agreement, each share of PTI common stock and preferred stock was exchanged for 3.106 and 3.484 shares, respectively, of the Company's common stock. A total of 715,004 shares of the Company's common stock were exchanged for all of the outstanding stock of PTI. Prior to its acquisition by the Company, PTI's fiscal year-end was December 31. The Company's Supplementary Consolidated Balance Sheets as of September 30, 2000 and 1999 include PTI's balance sheets as of December 31, 2000 and 1999, respectively, and the Company's Supplementary Consolidated Statements of Operations, Cash Flows and Changes in Stockholders' Equity for the years ended September 30, 2000, 1999 and 1998 include PTI's results of operations for the years ended December 31, 2000, 1999, and 1998, respectively.

     On June 23, 2000, the Company acquired the assets of MiTeX Solutions ("MiTeX"). The acquisition was accounted for using the purchase method of accounting. The Company's Supplementary Consolidated Statements of Operations and of Cash Flows for the year ended September 30, 2000 include the results of MiTeX for the period from July 1, 2000 to September 30, 2000. The results of operations for MiTeX for the period from acquisition to June 30, 2000, are not material to the consolidated results of the Company.

     On May 5, 2000, the Company acquired Irvine Optical Company LLC ("Irvine Optical") in a transaction accounted for as a pooling of interests. Accordingly, the Company's supplementary consolidated financial statements and notes thereto have been restated to include the financial position and results of operations of Irvine Optical for all periods prior to the acquisition. Prior to its acquisition by the Company, Irvine Optical's fiscal year-end was December 31. Accordingly, the Company's Supplementary Consolidated Balance Sheet as of September 30, 1999, includes Irvine Optical's balance sheet as of December 31, 1999, and the Company's Supplementary Consolidated Statements of Operations for the years ended September 30, 1999 and 1998, include Irvine Optical's results of operations for the years ended December 31, 1999 and 1998, respectively. As a result of conforming dissimilar year-ends, Irvine Optical's results of operations for the three months ended December 31, 1999, are included in both of the Company's fiscal years 2000 and 1999. An amount equal to Irvine Optical's net income for the three months ended December 31, 1999, was eliminated from consolidated retained earnings for the year ended September 30, 2000. Irvine Optical's revenues and net income for that quarter were $4.1 million and $0.1 million, respectively.

     On January 6, 2000, the Company completed the acquisition of the businesses of Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI") from Daifuku America Corporation ("Daifuku America"), a U.S. subsidiary of Daifuku Co., Ltd. of Japan. The acquisition was accounted for using the purchase method of accounting. Accordingly, the Company's Supplementary Consolidated Statements of Operations and of Cash Flows for the year ended September 30, 2000 include the results of ASC and ASI for the period subsequent to their acquisition.

     On August 31, 1999 the Company completed the acquisition of Smart Machines Inc. ("Smart Machines"). The acquisition was accounted for as a pooling of interests. Accordingly, the results of operations and financial position of Smart Machines are included in the Company's supplementary consolidated results for all periods presented.

     The Company made several acquisitions during the year ended September 30, 1999, which were accounted for using the purchase method of accounting: the Infab Division ("Infab") of Jenoptik AG on September 30, 1999; Domain Manufacturing Corporation ("Domain") on June 30, 1999 and Hanyon Technology, Inc. ("Hanyon") on April 21, 1999. Accordingly, the Company's Supplementary Consolidated Statements of Operations and of Cash Flows include the results of these acquired entities for all periods subsequent to their acquisition.

     In June 1999 the Company formed a joint venture in Korea with Samsung Electronics ("Samsung"). This joint venture is 70% owned by the Company and 30% owned by Samsung. The Company consolidates fully the financial position and results of operations of the joint venture and accounts for the minority interest in the supplementary consolidated financial statements.

     Certain amounts in previously issued financial statements have been reclassified to conform to current presentation.

BROOKS AUTOMATION, INC.

     Use of Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include revenues and costs under long-term contracts, collectibility of accounts receivable, recoverability of depreciable assets, intangibles and deferred tax assets and the adequacy of acquisition-related and restructuring reserves. Although the Company regularly assesses these estimates, actual results could differ from those estimates. Changes in estimates are recorded in the period in which they become known.

     Foreign Currency Translation
     For non-U.S. subsidiaries, which operate in a local currency environment, assets and liabilities are translated at period-end exchange rates, and income statement items are translated at the average exchange rates for the period. The local currency for all foreign subsidiaries is considered to be the functional currency and accordingly, translation adjustments are reported in Accumulated other comprehensive income (loss). To date, foreign currency translation adjustments are the only component added to the Company's net income (loss) in the calculation of comprehensive net income
     (loss).

     Cash and Cash Equivalents
     Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. At both September 30, 2000 and 1999, all cash equivalents were classified as available-for-sale and are held at amortized cost, which approximates fair value.

     Marketable Securities
     The Company invests its excess cash in marketable debt and equity securities. The Company records these securities in accordance with Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115"). Under FAS 115, investments in debt and equity securities classified as available for sale are reported at fair value, while investments in debt securities classified as held to maturity are reported at unamortized cost. Marketable securities reported as current assets represent investments that mature within one year. Long-term marketable securities represent investments with maturity dates greater than one year from the balance sheet date. At the time that the maturity dates of these investments become one year or less, the values will be reclassified to current assets. At September 30, 2000, the Company's marketable securities include U.S. Government and corporate debt securities with maturities not exceeding 14 months.

     Concentration of Credit Risk
     Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of trade receivables and temporary and long-term cash investments in repurchase agreements, treasury bills, certificates of deposit and commercial paper. The Company restricts its investments to repurchase agreements with major banks, U.S. government and corporate securities, and mutual funds that invest in U.S. government securities, which are subject to minimal credit and market risk. The Company's customers are concentrated in the semiconductor industry, and relatively few customers account for a significant portion of the Company's revenues. The Company regularly monitors the creditworthiness of its customers and believes that it has adequately provided for exposure to potential credit losses.

     Inventories
     Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method. The Company provides inventory reserves for excess, obsolete or damaged inventory based on changes in customer demand, technology and other economic factors.

BROOKS AUTOMATION, INC.

     While the Company often uses sole source suppliers for certain key components and common assemblies to achieve quality control and the benefits of economies of scale, the Company believes that these parts and materials are readily available from several supply sources.

     Fixed Assets
     Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by use of the straight-line method. Depreciable lives are summarized below:

          Buildings                                              20 years
          Computer equipment and software                     2 - 6 years
          Machinery and equipment                             2 - 7 years
          Furniture and fixtures                             3 - 10 years

     Equipment held under capital leases is recorded at the lower of the fair market value of the equipment or the present value of the minimum lease payments at the inception of the leases. Leasehold improvements and equipment held under capital leases are amortized over the shorter of their estimated useful lives or the term of the respective leases. Equipment used for demonstrations to customers is included in machinery and equipment and is depreciated over its estimated useful life. Repair and maintenance costs are expensed as incurred.

     Intangible Assets
     Patents include capitalized direct costs associated with obtaining patents as well as assets that were acquired as a part of purchase business combinations. Capitalized patent costs are amortized using the straight-line method over the shorter of seven years or the estimated economic life of the patents. The fair value of acquired patents are amortized over three years using the straight-line method. As of September 30, 2000 and 1999, the net book value of the Company's patents was $4.2 million and $6.2 million, respectively.

     Costs incurred in the research and development of the Company's products are expensed as incurred, expect for certain software development costs. Software development costs are expensed prior to establishing technological feasibility and capitalized thereafter until the product is available for general release to customers. Capitalized software development costs are amortized to cost of sales on a product-by-product basis over the estimated lives of the related products. As of both September 30, 2000 and 1999, the net book value of the Company's capitalized software was $0.6 million.

     Goodwill represents the excess of purchase price over the fair value of net tangible and identifiable intangible assets of businesses the Company has acquired. As of September 30, 2000 and 1999, the net book value of goodwill was $43.4 million and $10.1 million, respectively.

     Amortization expense for all intangible assets was $19.6 million and $1.4 million for the years ended September 30, 2000 and 1999, respectively.

     Whenever events or changes in circumstances indicate that the carrying amount of an intangible asset may not be recoverable, the Company evaluates the carrying value of intangible assets to determine if impairment exists. This evaluation is based upon estimated undiscounted future cash flows, net of taxes, over the remaining useful life of the assets. The impairment, if any, will be measured by the difference between carrying value and estimated discounted future cash flows, net of taxes, and will be charged to expense in the period identified.

BROOKS AUTOMATION, INC.

     The amortizable lives of intangible assets, including those identified as a result of purchase accounting, are summarized as follows:

        Patents                                                 3 - 7 years
        Completed technology                                        5 years
        License agreements                                          5 years
        Trademarks and trade names                                  5 years
        Non-competition agreements                                  5 years
        Assembled workforces                                        3 years
        Customer relationships                                      4 years
        Goodwill                                               3 - 15 years

     Revenue Recognition
     Revenue from product sales and software license sales is recorded upon transfer of title and risk of loss to the customer provided that no significant obligations remain and collection of the related receivable is probable. A provision for product warranty costs is recorded to estimate costs associated with such warranty liabilities. In the event significant post-shipment obligations or uncertainties remain, revenue is deferred and recognized when such obligations are fulfilled by the Company or the uncertainties are resolved.

     Revenue from services is recognized as the services are rendered. Revenue from fixed fee application consulting contracts is recognized using the percentage-of-completion method of contract accounting based on the ratio that costs incurred to date bear to estimated total costs at completion. Revisions in revenue and cost estimates are recorded in the periods in which the facts that require such revisions become known. Losses, if any, are provided for in the period in which such losses are first identified by management. For maintenance contracts, service revenue is recognized ratably over the term of the maintenance contract.

     Stock-Based Compensation
     The Company's employee stock compensation plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," ("APB 25") and related interpretations. Under this method, no compensation expense is recognized as long as the exercise price equals the market price of the underlying stock on the date of the grant. The Company elected the disclosure-only alternative permitted under statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("FAS 123") for fixed stock-based awards to employees. All non-employee stock-based awards are accounted for in accordance with FAS 123.

     Income Taxes
     Deferred income tax assets and liabilities are recognized for the expected future tax consequences, utilizing current tax rates, of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss and credit carryforwards. Deferred income tax expense or benefit represents the change in the net deferred tax asset and liability balances.

     Earnings (Loss) Per Share
     Basic earnings (loss) per share is calculated based on the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated based on the weighted average number of common shares and dilutive common equivalent shares assumed outstanding during the period. Shares used to compute diluted earnings per share in loss years exclude common share equivalents, as their inclusion would have an anti-dilutive effect. The Company's net income (loss), for purposes of calculating

BROOKS AUTOMATION, INC.

     basic and diluted earnings per share, has been adjusted by dividends and accretion related to the Company's preferred stock.

     Fair Value of Financial Instruments
     The Company's financial instruments consist of cash and cash equivalents, investments in long- and short-term debt securities and long- and short-term debt. The carrying amounts reported in the balance sheets for cash and cash equivalents, investments debt securities classified as available for sale and the Company's long- and short-term debt approximate their fair value at both September 30, 2000 and 1999. The carrying amounts reported for investments in debt securities classified as held-to-maturity are reported at unamortized cost, which equals fair value, as the debt securities are not discounted upon purchase.


     Recent Accounting Pronouncements

     In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation - an interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 ("APB 25"), including the following: the definition of an employee for purposes of applying APB 25; the criteria for determining whether a plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. Application of this pronouncement has not had a material impact on the Company's financial position or results of operations.

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. In June 2000, the SEC issued Staff Accounting Bulletin No. 101B, an amendment to SAB 101, which delays the implementation of SAB 101. The application of the guidance in SAB 101 will now be required in the Company's fourth quarter of fiscal 2001. The Company does not anticipate the adoption of SAB 101 to have a significant impact on financial results in fiscal 2001.

     In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"). This statement was amended by the issuance of Statement No. 137, "Deferral of the Effective Date of FASB Statement No. 133", which changed the effective date of FAS 133 to all fiscal years beginning after June 15, 2000 (fiscal 2001 for the Company) and requires that all derivative instruments be recorded on the balance sheet at their fair value. This statement was further amended by Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an Amendment of FASB Statement No. 133". Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivatives is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company's management anticipates that the adoption of FAS 133 will not have a significant effect on the Company's results or operations or financial position, as the Company currently does not utilize derivative instruments.

BROOKS AUTOMATION, INC.

3.       BUSINESS ACQUISITIONS

     PTI
     On July 12, 2001, the Company acquired PTI in exchange for shares of Brook's common stock. The acquisition has been accounted for as a pooling of interests. PTI is engaged in the development, production and distribution of air-flow regulation systems for clean room and process equipment in the semiconductor industry. (Note 2)

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying Supplementary Consolidated Statements of Operations are as follows:

                                               Years ended September 30,
                                           2000          1999           1998
                                         --------      --------       ---------
     Revenues

     Brooks Automation, Inc.             $321,099      $114,955       $117,290
     Progressive Technologies, Inc.        16,085         8,002          6,169
                                         --------      --------       --------
                                         $337,184      $122,957       $123,459

     Net income (loss)

     Brooks Automation, Inc.             $ 12,753      $ (9,842)      $(23,315)
     Progressive Technologies, Inc.         2,356           308             47
                                         --------      --------       --------
                                         $ 15,109      $ (9,534)      $(23,268)

     Net income (loss) attributable
       to common stockholders

     Brooks Automation, Inc.             $12,753       $(10,496)      $(24,735)
     Progressive Technologies, Inc.        2,236            188            (73)
                                         -------       --------       --------
                                         $14,989       $(10,308)      $(24,808)

     MiTeX
     On June 23, 2000, the Company acquired substantially all of the assets of MiTeX. MiTeX, located in Canton, Michigan, provides run-to-run controller technology. In consideration, the Company paid $300,000 cash, 5,486 shares of its common stock and the potential for an additional amount ("royalties") of up to $5.0 million in the aggregate over the next five years. The royalties will be calculated at the end of each fiscal year based on net revenue and gross margin performance of the MiTeX business unit. These royalties will be recorded to Cost of product revenues in the year that the costs are incurred. Amounts recorded to Cost of product revenues in the year ended September 30, 2000 were immaterial. The acquisition was accounted for using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

     Irvine Optical
     On May 5, 2000, the Company acquired Irvine Optical in exchange for 309,013 shares of Brooks common stock. The acquisition was accounted for as a pooling of interests. Irvine Optical is engaged principally in the design, engineering and manufacturing of wafer handling and inspection equipment for sale primarily to the semiconductor industry. In connection with this acquisition, the Company incurred $0.6 million of costs, consisting primarily of transaction costs to effect the acquisition.

     The accompanying supplementary consolidated financial statements and notes thereto have been restated to include the financial position and results of operations for Irvine Optical for all periods prior to the acquisition. As a result of conforming dissimilar year-ends, Irvine Optical's results of operations for the three months ended December 31, 1999, are included in both of the Company's fiscal years 2000 and 1999. Accordingly, an amount equal to Irvine Optical's net income for the three months ended December 31, 1999, was eliminated from supplementary consolidated retained earnings for the year ended September 30, 2000. Irvine Optical's revenues and net income for that quarter were $4.1 million and $0.1 million, respectively.

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying Supplementary Consolidated Statements of Operations are as follows (in thousands):

                                          Six months
                                            ended
                                           March 31,      Year ended September 30,
                                             2000           1999            1998
                                             ----           ----            ----
Revenues
  Brooks Automation, Inc.                  $130,512      $ 111,908       $ 106,421

  Irvine Optical LLC                         10,663         11,049          17,038
                                           --------      ---------       ---------
                                           $141,175      $ 122,957       $ 123,459
                                           ========      =========       =========

Net income (loss)
  Brooks Automation, Inc.                  $  5,301      $  (7,576)      $ (22,516)

  Irvine Optical LLC                            560         (1,958)           (752)
                                           --------      ---------       ---------
                                           $  5,861      $  (9,534)      $ (23,268)
                                           ========      =========       =========

     ASC/ASI
     On January 6, 2000, the Company completed the acquisition of the businesses of ASC and ASI from Daifuku America. ASC is a material handling software and systems integration company focusing on manufacturing and distribution of logistic systems for the semiconductor industry. ASI develops, markets

BROOKS AUTOMATION, INC.

     and sells robotic and material handling simulation, scheduling and real time dispatching software for the semiconductor industry. At closing, the Company paid $27.0 million in cash, issued 535,404 shares of Brooks common stock with a value of $14.7 million and issued a $16.0 million promissory note payable in one year, bearing interest at a rate of 4.0% per annum. The acquisition was accounted for using the purchase method of accounting in accordance with APB 16.

     A summary of the acquisition follows (in thousands):

Consideration:
   Cash, net of cash acquired of $5,775                                        $21,225
   Common stock                                                                 14,727
   Promissory note                                                              16,000
   Transaction costs                                                             2,498
                                                                               -------
      Total consideration                                                       54,450
Estimated fair value of net liabilities assumed                                  3,198
                                                                               -------
Excess of purchase price over fair value of  net liabilities assumed           $57,648
                                                                               =======

     The excess of purchase price over the fair value of net liabilities assumed and identifiable intangible assets has been recorded based on a preliminary purchase price allocation. Finalization of the allocation of the purchase price to assets acquired and liabilities assumed will be made after analysis of their fair values. Any reduction in purchase price resulting from this analysis will be recognized at the time of settlement.

     A portion of the excess of purchase price over fair value of net liabilities assumed was allocated to certain identifiable intangible assets based on the report of an independent appraiser. The balance of the excess was recorded as goodwill. The allocation of the $57.6 million of excess of purchase price over the fair value of net liabilities assumed to specific intangible assets and their estimated useful lives is as follows (dollars in thousands):

                                                                Estimated
                                              Allocation       useful life
       Completed technology                     $ 4,505           5 years
       Customer relationships                     1,305           4 years
       Trademarks and trade names                 1,564           5 years
       Non-competition agreement                  1,033           5 years
       Assembled workforces                       5,880           3 years
       Goodwill                                  43,361           3 years
                                                -------
                                                $57,648
                                                =======

     The following pro forma results of operations have been prepared as though the acquisition had occurred as of the beginning of the fiscal year prior to the acquisition. This pro forma financial information does not purport to be indicative of the results of operations that would have been attained had the acquisition been made as of those dates or of results of operations that may occur in the future (in thousands except per share data):

                                                                          (Unaudited)
                                                                    Year ended September 30,
                                                                       2000          1999
                                                                       ----          ----
Revenues                                                             $343,076      $171,534

Net income (loss)                                                    $  7,910      $(30,817)

Net income (loss) attributable to common stockholders                $  7,790      $(31,591)

Net income (loss) per share attributable to common stockholders      $   0.46      $  (2.62)

BROOKS AUTOMATION, INC.

     Infab
     On September 30, 1999, the Company acquired certain assets of Infab in exchange for 914,286 shares of the Company's common stock. Infab is a worldwide supplier of advanced factory automation systems headquartered in Germany. The assets purchased principally included fixed assets, inventory, receivables, patents and intellectual property.

     A summary of the acquisition follows:

Consideration:
   Common stock                                                    $22,473
   Transaction costs                                                 1,127
                                                                   -------
      Total consideration                                           23,600
Fair value of net tangible assets acquired                          12,033
Fair value of identifiable intangible assets                         5,154
                                                                   -------
Excess of purchase price over fair value of  net tangible and
   identifiable intangible assets acquired                         $ 6,413
                                                                   =======

     As part of the preliminary purchase price allocation recorded at September 30, 1999, the Company had established an accrual of $2.7 million related primarily to severance costs and costs to exit certain duplicate facilities. During the year ended September 30, 2000, review of these accruals determined that the accruals were not required due to changed conditions and circumstances subsequent to the preliminary purchase price allocation. Accordingly, these accruals were reversed and recorded as a purchase accounting adjustment to goodwill. Additionally, during the year ended September 30, 2000, the Company finalized its evaluation of the fair value of assets acquired and liabilities assumed. This evaluation resulted in a reduction to the value of net tangible assets acquired of $7.1 million, primarily related to inventories and accounts receivable, and resulting in an increase to goodwill for the same amount.

     Smart Machines
     On August 31, 1999, the Company acquired Smart Machines and issued 496,640 shares of common stock in exchange for all of the outstanding common and preferred shares of Smart Machines Inc. ("Smart Machines"). The transaction was accounted for as a pooling of interests. Smart Machines is located in San Jose, California, and manufactures direct drive Selectively Compliant Assembly Robot Arm ("SCARA") atmospheric and vacuum robots. In connection with this acquisition, the Company incurred $1.2 million of costs, consisting primarily of transaction costs to affect the acquisition. As a result of conforming dissimilar year-ends, Smart Machines' results of operations for the three months ended December 31, 1998, are included in both of the Company's fiscal years 1999 and 1998. Accordingly, an amount equal to Smart Machines' net loss applicable to common stockholders for the three months ended December 31, 1998, was eliminated from supplementary consolidated retained earnings for the year ended September 30, 1999. Smart Machines' revenues, net loss and net loss applicable to common stockholders for that quarter were $0.2 million, $1.4 million and $1.6 million, respectively.

     FASTech
     On September 30, 1998, the Company acquired FASTech and issued 852,428 shares of common stock in exchange for all of the outstanding common and preferred shares of FASTech. In connection with this

BROOKS AUTOMATION, INC.

     acquisition, the Company incurred $2.4 million of costs, consisting primarily of transaction costs to effect the acquisition and costs to exit duplicate facilities. As a result of conforming dissimilar year-ends, FASTech's results of operations for the three months ended December 31, 1997 (including revenues, operating loss and net loss of $5.0 million, $1.0 million and $2.8 million, respectively), are included in both of the Company's fiscal years 1998 and 1997. Accordingly, an amount equal to FASTech's net loss for the three months ended December 31, 1997, was eliminated from supplementary consolidated retained earnings for the year ended September 30, 1998.


4.   EARNINGS (LOSS) PER SHARE

     The following table is a summary of net income (loss) applicable to common stockholders used in the calculation of basic and diluted earnings (loss) per share (in thousands):

                                                        Year ended September 30,
                                                   2000           1999           1998
                                                   ----           ----           ----
Net income (loss)                               $ 15,109         (9,534)      $(23,268)

Accretion and dividends on preferred stock          (120)          (774)        (1,540)
                                                --------       --------       --------

Net income (loss) applicable to common
   stockholders                                 $ 14,989       $(10,308)      $ 24,808
                                                ========       ========       ========



     The following table is a summary of shares used in calculating basic and diluted earnings (loss) per share (in thousands):

                                                       Year ended September 30,
                                                     2000        1999        1998
                                                     ----        ----        ----
Weighted average shares used in computing
  basic earnings (loss) per share                   15,661      11,542      10,687

Dilutive securities:
  Convertible redeemable preferred stock               314          --          --
  Common stock options and warrants                  1,217          --          --
                                                    ------      ------      ------
Shares used in computing diluted earnings
  (loss) per share                                  17,192      11,542      10,687
                                                    ======      ======      ======

     Options to purchase approximately 291,000 shares of common stock were excluded from the computation of diluted income per share for the year ended September 30, 2000, as their effect would be anti-dilutive. However, these options could become dilutive in future periods. Options and warrants to purchase approximately 887,000 and 764,000 shares of common stock and 314 shares of Preferred Stock were excluded from the computation of diluted loss per share for the years ended September 30, 1999 and 1998, respectively, as their effect would be anti-dilutive.

BROOKS AUTOMATION, INC.

5.    INCOME TAXES

      The components of the income tax provision (benefit) are as follows (in thousands):

                                    Year ended September 30,
                            2000              1999              1998
                          --------           -------           -------
      Current:
         Federal          $  9,685           $   397           $  (858)
         State               1,237                82                 8
         Foreign             7,737             1,664              (212)
                          --------           -------           -------
                            18,659             2,143            (1,062)
                          --------           -------           -------
      Deferred:
         Federal            (5,206)           (2,403)           (3,031)
         State                  55              (429)             (554)
         Foreign               101              (185)               (2)
                          --------           -------           -------
                            (5,050)           (3,017)           (3,587)
                          --------           -------           -------
                          $ 13,609           $  (874)          $(4,649)
                          ========           =======           =======

      The components of income (loss) before income taxes, but including minority interests, are as follows (in thousands):

                                   Year ended September 30,
                          2000               1999               1998
                        --------           --------           --------
      Domestic          $ 21,930           $(12,601)          $(27,553)
      Foreign              6,514              2,153               (364)
                        --------           --------           --------
                        $ 28,444           $(10,448)          $(27,917)
                        ========           ========           ========

      The significant components of the net deferred tax asset are as follows (in thousands):

                                                           Year ended September 30,
                                                      2000             1999             1998
                                                    -------          -------          -------
      Reserves not currently deductible             $20,624          $ 7,417          $ 4,983
      Federal and state tax credits                   8,203            5,195            4,515
      Capitalized research and development            1,895            2,894            1,953
      Net operating loss carryforwards                6,407            6,525            6,255
      Other                                              --               --              444
                                                    -------          -------          -------
            Gross deferred tax asset                 37,129           22,031           18,150
                                                    -------          -------          -------
      Depreciation and amortization                   5,088              174              888
      Other                                             119               --               34
                                                    -------          -------          -------
      Gross deferred tax liability                    5,207              174              922
                                                    -------          -------          -------
      Valuation reserve                               5,548           11,297            9,681
                                                    -------          -------          -------
      Net deferred tax asset                        $26,374          $10,560          $ 7,547
                                                    =======          =======          =======

      The differences between the income tax provision (benefit) and income taxes computed using the

BROOKS AUTOMATION, INC.

      applicable U.S. statutory federal tax rate are as follows (in thousands):

                                                                 Year ended September 30,
                                                          2000              1999              1998
                                                        --------           -------           -------
      Taxes computed at federal statutory rate          $ 10,051           $(3,658)          $(9,770)
      State income taxes, net of federal tax
         benefit                                             813              (245)             (496)
      Research and development tax credits                (1,085)             (544)             (840)
      Foreign sales corporation tax benefit                 (582)              (36)               (1)
      Foreign income taxed at different rates              1,157               (81)              266
      Nondeductible transaction expenses                     379               371               195
      Change in deferred tax asset valuation
         allowance                                          (553)            1,616             3,830
      Permanent differences                                  307                 7                96
      Elimination of Acquisition Corp's                       --               893             1,562
         provision
      Nondeductible amortization of goodwill               3,751                --                --
      Foreign tax credit carryforwards                    (2,754)               --                --
      Withholding taxes                                    2,125                --                --
      Other                                                   --               803               509
                                                        --------           -------           -------
                                                        $ 13,609           $  (874)          $(4,649)
                                                        ========           =======           =======

      The Company does not provide for U.S. income taxes applicable to undistributed earnings of its foreign subsidiaries since these earnings are indefinitely reinvested. A valuation allowance has been established for certain of the future domestic income tax benefits primarily related to Research and Development and Foreign Tax Credits based on management's assessment that it is more likely than not that such benefits will not be realized. The Company's valuation allowance decreased $5.7 million to $5.5 million at September 30, 2000.

      As of September 30, 2000, the Company had federal and state net operating losses of approximately $22.0 million and federal and state research and development tax credit carryforwards of approximately $4.2 million and foreign tax credit carryforwards of approximately $4.0 million available to reduce future tax liabilities, which expire at various dates through 2020. The ultimate realization of the remaining loss carryforwards is dependent upon the generation of sufficient taxable income in respective jurisdictions.


6.    FINANCING ARRANGEMENTS

      On January 7, 2000, the Company entered into an agreement for an unsecured revolving credit facility with ABN AMRO Bank N.V. ("ABN AMRO") and other lending institutions. The two-year facility provided for borrowings and letters of credit of up to $30.0 million. The Company replaced this facility with a $10.0 million uncommitted demand promissory note credit facility with ABN AMRO on May 2, 2000. The new facility is payable on demand or on December 31, 2001, whichever occurs first. ABN AMRO is not obligated to extend loans or issue letters of credit under this facility. The interest rates for borrowings and letters of credit under the facility are expressed in relation to LIBOR and a margin of 1.75%, or at 0.75% above ABN AMRO's base rate. Approximately $1.1 million in face amount of letters of credit outstanding under the original facility were transferred to the replacement facility. At September 30, 2000, $1.3 million of the facility was in use, all of it for letters of credit.

BROOKS AUTOMATION, INC.

      In connection with the acquisition of ASC and ASI, the Company issued a promissory note to Daifuku America in the amount of $16.0 million, bearing interest at 4.0% per annum. The interest on the note is being paid quarterly, with the principal payment of $16.0 million due on January 6, 2001.

      Long-term debt consists of the following (in thousands):


                                                                                 September 30,
                                                                             2000            1999
                                                                            ------          ------
      Senior subordinated note payable                                      $   --          $5,878
      Credit facility for working capital borrowings at 8.92% per
         annum, secured by assets                                              775           1,209
      Capital lease obligations at rates of 5.0% to 21.0% per
         annum, secured by certain fixed assets, expiring at
         various dates through November 2000                                    26             136
      Other                                                                     55              53
                                                                            ------          ------
                                                                               856           7,276
      Less current portion                                                     524             544
                                                                            ------          ------
      Long-term debt                                                        $  332          $6,732
                                                                            ======          ======

      In 1997, Irvine Optical issued a senior subordinated note payable to a private lender in the amount of $3.2 million. The senior subordinated note was subsequently amended several times. At the time of its acquisition by the Company, Irvine Optical's outstanding balance on the senior subordinated note payable was $5.9 million. This outstanding balance was converted into the Company's common stock on May 5, 2000, in conjunction with the acquisition of Irvine Optical.

      In November 1998, Smart Machines entered into a loan and security agreement with a leasing company. The agreement allowed for working capital borrowings of up to $2.0 million and equipment loans of up to $0.5 million. The ability to borrow against this facility expired on December 31, 1999. All borrowings are collateralized by Smart Machines' assets and have stated interest rates of 8.92% and 8.63% per year for working capital borrowings and equipment loans, respectively. At September 30, 2000, the Company had working capital loans of $0.8 million outstanding, maturing through April 2002. The loans are payable in monthly installments of principal and interest, with a 10.0% principal payback due at the time of the final payment. Annual principal payments due under these notes are $0.5 million and $0.3 million in the years ended September 30, 2001 and 2002, respectively.

7.    POSTRETIREMENT BENEFITS

      The Company sponsors defined contribution plans that meet the requirements of Section 401(k) of the Internal Revenue Code. All United States employees of the Company who meet minimum age and service requirements are eligible to participate in the plan. The plan allows employees to invest, on a pre-tax basis, a percentage of their annual salary subject to statutory limitations. The Company's contribution expense was $1.1 million, $0.2 million and $0.2 million in the years ended September 30, 2000, 1999 and 1998, respectively.

BROOKS AUTOMATION, INC.

8.    STOCKHOLDERS' EQUITY AND CONVERTIBLE REDEEMABLE PREFERRED STOCK

      Preferred Stock

      At September 30, 2000 and 1999, there were one million shares of preferred stock, $0.01 par value per share authorized; however, none were issued or outstanding. Preferred stock may be issued at the discretion of the Board of Directors without stockholder approval with such designations, rights and preferences as the Board of Directors may determine.

      Restricted Common Stock

      In connection with the acquisition of PTI by the Company, the Company acquired 9,208 shares of restricted common stock. The PTI restricted common stock is nonvoting and is convertible into PTI common stock. The restricted common shares have the same preferences, powers, qualifications, special or relative rights, and privileges, with the exception of voting privileges, as the PTI common shares.

      Convertible Redeemable Preferred Stock

      In connection with the acquisition of PTI, the Company acquired 90,000 shares of Series A Convertible Redeemable Preferred Stock. The preferred stock is subject to certain transfer restrictions, including the Company's right to repurchase any shares offered for sale. The conversion ratio is 1:3.48 preferred shares to the Company's common shares and was converted to the Company's common shares on July 12, 2001 in connection with the acquisition of PTI by the Company. The redemption price is $4.79 per share for a total of $1,500,000 plus accrued and unpaid dividends.

      Common Stock Offering

      On March 7, 2000, the Company completed a public offering of 3,250,000 shares of its common stock, of which 2,750,000 shares were offered by the Company and 500,000 were offered by selling stockholders. The Company realized proceeds, net of $12.9 million of issuance costs, of $220.5 million on the sale of the initial 2,750,000 shares and the additional 320,500 shares purchased by the underwriters from the Company on March 23, 2000 to cover over-allotments of shares. The Company did not receive any proceeds from the sale of shares by the selling stockholders.

      Warrants

      In connection with the acquisition of PTI, the Company assumed 10,000 warrants to purchase PTI common stock. These warrants remained outstanding at September 30, 2000 and 1999. These warrants were exercised prior to the acquisition of PTI by the Company.

      In connection with debt it had issued prior to its acquisition by the Company, Smart Machines had issued warrants to purchase 10,000 shares of its Series C preferred stock, 57,182 shares of its Series D preferred stock, 961,234 shares of its Series E stock and 42,658 shares of its common stock. These warrants were converted into warrants to purchase the Company's common stock on August 31, 1999, in conjunction with the acquisition of Smart Machines. As of September 30, 2000, there were 84,691 warrants outstanding at an exercise price of $25.56 per share, all of which expire on May 30, 2001. At September 30, 1999, and 93,220 warrants were outstanding, of which 699 were exercisable at $42.67 per share and 92,521 were exercisable at $25.56 per share.

      Rights Distribution

      In July 1997, the Board of Directors declared a dividend of one preferred purchase right (a "right") for each share of common stock outstanding on August 12, 1997. Each right entitles the registered holder to purchase from the Company, upon certain triggering events, one one-thousandth of a share of Series A Junior Participating Preferred Stock (the "Series A Preferred Shares"), par value $0.01 per share, of the Company, at a purchase price of $135.00 per one one-thousandth of a Series A Preferred Share, subject to adjustment. Redemption of the rights could generally discourage a merger or tender offer involving the securities of the Company that is not approved by the Company's Board of Directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on stockholders who might want to vote in favor of such merger or participate in such tender offer. The rights will expire on the earlier of July 31, 2007 or the date on which the rights are redeemed. The terms of the rights may generally be amended by the Board of Directors without the consent of the holders of the rights.


9.    STOCK PLANS

      2000 Combination Stock Option Plan

      The purposes of the 2000 Combination Stock Option Plan (the "2000 Plan"), adopted by the Board of Directors of the Company in February 2000, are to attract and retain employees and to provide an incentive for them to assist the Company to achieve long-range performance goals and to enable them to participate in the long-term growth of the Company. Under the 2000 Plan the Company may grant (i) incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended; and
      (ii) options that are not qualified as incentive stock options ("nonqualified stock options"). All employees of the Company or any affiliate of the Company are eligible to participate in the 2000 Plan. Options under the 2000 Plan generally vest over four years and expire seven years from the date of grant. A total of

BROOKS AUTOMATION, INC.

      1,000,000 shares of common stock were reserved for issuance under the 2000 Plan. Of these shares, 388,206 shares are outstanding and 611,794 shares remain available for grant as of September 30, 2000.

      1998 Employee Equity Incentive Plan

      The purposes of the 1998 Employee Equity Incentive Plan (the "1998 Plan"), adopted by the Board of Directors of the Company in April 1998, are to attract and retain employees and provide an incentive for them to assist the Company in achieving long-range performance goals, and to enable them to participate in the long-term growth of the Company. All employees of the Company, other than its officers and directors, (including contractors, consultants, service providers or others) who are in a position to contribute to the long-term success and growth of the Company, are eligible to participate in the 1998 Plan. A total of 2,300,000 shares of common stock have been reserved for issuance under the 1998 Plan. Of these shares, options on 1,931,325 shares are outstanding and 285,438 shares remain available for grant as of September 30, 2000. In order to align the 1998 Plan with its current practices, in January 2000, the Board of Directors amended the 1998 Plan to eliminate the Company's ability to award nonqualified stock options with exercise prices at less than fair market value.

      1995 Employee Stock Purchase Plan

      On February 22, 1996, the stockholders approved the 1995 Employee Stock Purchase Plan (the "1995 Plan") which enables eligible employees to purchase shares of the Company's common stock. Under the 1995 Plan, eligible employees may purchase up to an aggregate of 750,000 shares during six-month offering periods commencing on January 1 and July 1 of each year at a price per share of 85% of the lower of the market price per share on the first or last day of each six-month offering period. Participating employees may elect to have up to 10% of base pay withheld and applied toward the purchase of such shares. The rights of participating employees under the 1995 Plan terminate upon voluntary withdrawal from the plan at any time or upon termination of employment. As of September 30, 2000, 201,277 shares of common stock have been purchased under the 1995 Plan and 548,723 remain available for purchase.

      1993 Non-Employee Director Stock Option Plan

      The purpose of the 1993 Non-Employee Director Stock Option Plan (the "Directors Plan") is to attract and retain the services of experienced and knowledgeable independent directors of the Company for the benefit of the Company and its stockholders and to provide additional incentives for such independent directors to continue to work for the best interests of the Company and its stockholders through continuing ownership of its common stock. Each director who is not an employee of the Company or any of its subsidiaries is eligible to receive options under the Directors Plan. Under the Directors Plan, each eligible director receives an automatic grant of an option to purchase 10,000 shares of common stock upon becoming a director of the Company and an option to purchase 5,000 shares on July 1 each year thereafter. Options granted under the Directors Plan generally vest over a period of five years and generally expire ten years from the date of grant. A total of 190,000 shares of common stock has been reserved for issuance under the Directors Plan. Of these shares, options on 71,000 shares are outstanding and 71,000 shares remain available for grant as of September 30, 2000.

      1992 Combination Stock Option Plan

      Under the Company's 1992 Stock Option Plan (the "1992 Plan"), the Company may grant both incentive stock options ("incentive stock options") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, and other options which are not qualified as incentive stock options ("nonqualified stock options"). Incentive stock options may only be granted to persons who are employees of the Company at the time of grant, which may include officers and directors who are also employees. Nonqualified stock options may be granted to persons who are officers, directors or employees of or consultants or advisors to the Company or persons who are in a position to contribute to the long-term

BROOKS AUTOMATION, INC.

     success and growth of the Company at the time of grant. Options granted under the 1992 Plan generally vest over a period of four years and generally expire ten years from the date of grant. A total of 1,950,000 shares of common stock has been reserved for issuance under the 1992 Plan. Of these shares, options on 898,172 shares are outstanding and 56,514 shares remain available for grant as of September 30, 2000.

     STOCK OPTIONS OF ACQUIRED COMPANY

     In connection with the acquisition of PTI, the Company assumed a stock option plan that was adopted by PTI on October 10, 1991. The board of directors of PTI determined all option grants, options prices, and vesting periods. The Company does not intend to issue any additional shares under the PTI stock option plan. As of September 30, 2000, 82,346 options to purchase the Company's common stock are outstanding.

     In connection with the acquisition of FASTech, the Company assumed 80,351 options in September 1998. These assumed options were granted at prices equal to the fair value at the date of grant, become exercisable in installments (generally ratably over five years) and expire ten years from the date of grant. The Company does not intend to issue any additional options under the FASTech stock option plans. As of September 30, 2000, 26,710 options are outstanding.

     STOCK OPTION ACTIVITY AND PRO FORMA INFORMATION

     Aggregate stock option activity for all plans for the years ended September 30, 2000, 1999 and 1998, is as follows:


                                                           Year Ended September 30,
                                  ----------------------------------------------------------------------------
                                           2000                       1999                      1998
                                  ------------------------    ----------------------    ----------------------
                                                 Weighted                   Weighted                  Weighted
                                                 Average                    Average                   Average
                                   Shares         Price         Shares       Price      Shares         Price
                                  ---------      --------     ---------     --------   ---------      --------
     Options outstanding at
       beginning of year          2,057,828       $ 14.77     1,157,038     $  7.87    1,361,252      $  7.76
     Granted                      2,094,033       $ 35.61     1,333,300     $ 18.29      192,908      $ 16.06
     Exercised                     (509,010)      $  8.52      (298,948)    $  3.77      (70,229)     $  3.01
     Canceled                      (243,538)      $ 25.73      (133,562)    $ 14.81     (326,893)     $ 13.30
                                  ---------                   ---------                ---------
     Options outstanding at
       end of year                3,399,313       $ 27.75     2,057,828     $ 14.77    1,157,038      $  7.87
                                  =========                   =========                =========
     Options exercisable at
       end of year                  425,615       $ 14.00       512,540      $ 6.76      589,575      $  4.49
                                  =========                   =========                =========

     Weighted average fair
       value of options
       granted during the
       period                                     $ 25.97                    $13.06                   $  8.75
     Options available for
       future grant               1,117,968
                                  =========


     Pro forma information regarding net income and earnings per share is required by FAS 123, and has been calculated as if the Company had accounted for its employee stock options and stock purchase plan under the fair value method of that Statement. The fair value of each option grant was estimated on the date of grant; the fair value of each employee stock purchase was estimated on the commencement date of each offering period using the Black-Scholes option pricing model with the following assumptions:


                                                                    Year ended September 30,
                                                     ------------------------------------------------
                                                         2000              1999               1998
                                                     ------------      ------------       -----------

       Risk-free interest rate                        6.3% - 6.6%      5.5% - 6.3%        5.5% - 6.3%

       Volatility                                            103%             100%               100%
       Expected life (years) - options                       4.0              4.0                4.0
       Expected life (years) - Employee
          Stock Purchase Plan                                0.5              0.5                0.5
       Dividend yield                                          0%               0%                 0%

BROOKS AUTOMATION, INC.

      The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

      For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except earnings per share information):

                                                           Year ended September 30,
                                                      2000             1999               1998
                                                   ----------       ----------         ----------
      Pro forma net income (loss)                  $   10,700       $  (12,601)        $  (25,795)
      Pro forma net income (loss) per share
        Basic                                      $     0.68       $    (1.16)        $    (2.56)
        Diluted                                    $     0.62       $    (1.16)        $    (2.56)

      Because most options vest over several years and additional option grants are expected to be made subsequent to September 30, 2000, the results of applying the fair value method may have a materially different effect on pro forma net income in future years.

      The following table summarizes information about stock options outstanding at September 30, 2000:

                                                      Options Outstanding                             Options Exercisable
                                       -------------------------------------------------        ------------------------------
                                                     Weighted-Average
                                                         Remaining
                                                        Contractual         Weighted-                             Weighted-
              Range of                                     Life              Average                               Average
           Exercise Prices                Shares          (Years)         Exercise Price         Shares         Exercise Price
           ---------------                ------          -------         --------------         ------         --------------
         $  0.8330 - $  1.6700           100,650            6.27             $ 1.5283            66,857           $ 1.4110
         $  2.2100 - $  2.2130            53,250            3.89             $ 2.2129            53,250           $ 2.2129
         $  4.7070 - $ 10.5000           212,646            7.93             $ 9.6174            29,309           $ 9.5611
         $ 11.0000                       120,417            5.82             $11.0000            75,392           $11.0000
         $ 11.7500 - $ 14.6250           365,631            7.95             $14.1106            51,873           $13.6968
         $ 14.7500 - $ 21.7500           438,056            8.75             $19.8078            61,929           $21.1136
         $ 21.8750 - $ 27.2500           300,065            8.55             $26.9264            71,291           $26.8925
         $ 27.7500 - $ 30.2500           936,612            9.26             $30.1238             1,000           $27.8125
         $ 31.4375 - $ 39.7500           478,219            7.20             $39.2836                --           $     --
         $ 40.0000 - $ 68.0000           354,367            7.25             $53.1650            14,714           $45.7138
         $ 69.2500 - $ 78.8750            39,100            9.43             $74.4512                --           $     --
         $ 83.3750                           300            6.55             $83.3750                --           $     --
                                       ---------            ----             --------           -------           --------

         $   0.8330 - $83.3750         3,399,313            8.11             $27.7509           425,615           $13.9972
                                       =========                                                =======

10.   ACQUISITION-RELATED AND RESTRUCTURING COSTS AND ACCRUALS

      During the year ended September 30, 2000, the Company recorded acquisition-related costs of $0.6 million, primarily for legal, accounting and other costs associated with acquiring Irvine Optical.

      During the year ended September 30, 1999, the Company recorded acquisition-related and restructuring

BROOKS AUTOMATION, INC.

      costs of $3.1 million, including $1.2 million of legal, accounting and other costs associated with acquiring Smart Machines. In addition, the Company approved and implemented a restructuring program designed to integrate its fiscal 1999 acquisitions. These actions involved 7 employees, all of whom were terminated prior to September 30, 1999, and the write-off of certain fixed assets prior to September 30, 1999. Accordingly, during fiscal 1999, the Company recorded a charge of $1.9 million related to the restructuring program. The Company also recorded $2.9 million of costs in purchase accounting transactions consisting of $2.0 million for severance costs principally related to former Infab employees, $0.6 million to exit certain duplicate facilities and $0.3 million for other related costs.

      During the year ended September 30, 1998, the Company approved and implemented a restructuring program designed to align the Company's cost structure with lower revenue levels indicative of the decline in that period in demand for semiconductor equipment. These actions involved approximately 120 employees, all of whom were terminated prior to September 30, 1998. Accordingly, the Company recorded a charge of $1.3 million for employee severance costs. The Company also recorded charges of $2.4 million in connection with its acquisition of FASTech. This charge is comprised of $1.4 million to exit duplicate facilities, principally, FASTech's former headquarters facility, and $1.0 million for legal, accounting and other costs in connection with the acquisition.

      The activity related to the Company's acquisition-related and restructuring accruals is below (in thousands):

                                                                    Fiscal 2000 Activity
                                 ------------------------------------------------------------------------------------------
                                                            New Initiatives
                                    Balance           ----------------------------                              Balance
                                 September 30,                           Purchase                             September 30,
                                     1999             Expense           Accounting          Utilization           2000
                                     ----             -------           ----------          -----------           ----
      Facilities                    $1,325                $--             $  (450)            $  (368)            $507
      Depreciable assets                --                 --                  --                  --               --
      Workforce-related              2,332                 --              (2,000)               (312)              20
      Other                            211                578                (200)               (578)              11
                                    ------            -------             -------             -------             ----
                                    $3,868            $   578             $(2,650)            $(1,258)            $538
                                    ======            =======             =======             =======             ====



                                                                      Fiscal 1999 Activity
                                 ------------------------------------------------------------------------------------------
                                                            New Initiatives
                                    Balance           ----------------------------                              Balance
                                 September 30,                           Purchase                             September 30,
                                     1998             Expense           Accounting          Utilization           1999
                                     ----             -------           ----------          -----------           ----
      Facilities                    $1,294               $--            $   630             $  (599)            $1,325
      Depreciable assets                --             1,628                 20              (1,648)                --
      Workforce-related                238               332              2,000                (238)             2,332
      Other                            722             1,160                200              (1,871)               211
                                    ------            ------            -------             -------             ------
                                    $2,254            $3,120            $ 2,850             $(4,356)            $3,868
                                    ======            ======            =======             =======             ======

BROOKS AUTOMATION, INC.

                                                                          Fiscal 1998 Activity
                                 ------------------------------------------------------------------------------------------
                                                            New Initiatives
                                    Balance           ----------------------------                               Balance
                                 September 30,                           Purchase                             September 30,
                                     1997             Expense           Accounting          Utilization           1998
                                     ----             -------           ----------          -----------           ----

      Facilities                    $ --                $1,400              $ --              $  (106)            $1,294
      Depreciable assets              --                    --                --                   --                 --
      Workforce-related               --                 1,300                --               (1,062)               238
      Other                           --                 1,022                --                 (300)               722
                                    ----                ------              ----              -------             ------
                                    $ --                $3,722              $ --              $(1,468)            $2,254
                                    ====                ======              ====              =======             ======

11.   SEGMENT AND GEOGRAPHIC INFORMATION

      The Company has two reportable segments: automation systems and factory automation solutions. The automation systems segment provides a full complement of semiconductor wafer and flat panel display substrate handling systems. Automation systems revenue is comprised of factory hardware, including factory interface hardware products, tool control software products, spare parts sales and tool control application consulting services. The factory automation solutions segment provides software products for the semiconductor manufacturing execution system ("MES") market, including consulting and software customization.

      The Company evaluates performance and allocates resources based on revenues and operating income. Operating income for each segment includes selling, general and administrative expenses directly attributable to the segment. Amortization of acquired intangible assets and acquisition-related and restructuring costs are excluded from the segments' operating income. The Company's non-allocable overhead costs, which include corporate general and administrative expenses, but exclude amortization of acquired intangible assets and acquisition-related and restructuring costs, are allocated between the segments based upon segment revenues. Segment assets exclude deferred taxes, acquired intangible assets, all assets of the Company's Securities Corporation subsidiary and investments in subsidiaries.

      Financial information for the Company's business segments is as follows (in thousands):

                                                                     Factory
                                              Automation            Automation
                                                Systems              Solutions               Total
                                                -------              ---------               -----
      Year ended September 30, 2000
      Revenues                                 $ 251,895             $ 85,289             $ 337,184

      Gross profit                             $ 102,756             $ 57,969             $ 160,725

      Operating income                         $  33,896             $  5,272             $  39,168

      Depreciation                             $   7,830             $  2,988             $  10,818

      Assets                                   $ 177,501             $ 43,965             $ 221,466


      Year ended September 30, 1999
      Revenues                                 $  98,770             $ 24,187             $ 122,957

      Gross profit                             $  36,442             $ 18,710             $  55,152

      Operating loss                           $  (5,806)            $ (2,331)            $  (8,137)

      Depreciation                             $   6,160             $  1,327             $   7,487

      Assets                                   $ 102,670             $ 18,930             $ 121,600

BROOKS AUTOMATION, INC.

                                                                      Factory
                                                Automation          Automation
                                                 Systems             Solutions               Total
      Year ended September 30, 1998
      Revenues                                 $ 106,837             $ 16,622             $ 123,459

      Gross profit                             $  26,181             $ 11,099             $  37,280

      Operating loss                           $ (19,505)            $ (5,756)            $ (25,261)

      Depreciation                             $   6,616             $  1,812             $   8,428

      Assets                                   $ 118,057             $  7,000             $ 125,057

      A reconciliation of the Company's reportable segment operating income and segment assets to the corresponding supplementary consolidated amounts as of and for the years ended September 30, 2000, 1999 and 1998 is as follows (in thousands):

                                                                  As of and for the year ended September 30,
                                                               2000                 1999                  1998
                                                             --------            ---------             ---------
      Segment operating income (loss)                        $ 39,168            $  (8,137)            $ (25,261)

      Amortization of acquired intangibles                     18,506                  565                   207

      Acquisition-related and restructuring costs                 578                3,120                 3,722
                                                             --------            ---------             ---------
        Total operating income (loss)                        $ 20,084            $ (11,822)            $ (29,190)
                                                             ========            =========             =========


      Segment assets                                         $221,466            $ 121,600             $ 125,057

      Deferred tax asset                                       31,581               10,734                 8,462

      Acquired intangible assets                               58,405               15,327                 2,725
      Securities Corporation assets                           208,334               49,639                23,899
                                                             --------            ---------             ---------
        Total assets                                         $519,786            $ 197,300             $ 160,143
                                                             ========            =========             =========


      Net revenues by geographic area are as follows (in thousands):

                                          Year ended September 30,
                                 2000                1999                1998
                               --------            --------            --------
      North America            $175,874            $ 69,889            $ 69,948

      Asia/Pacific              114,302              40,128              38,424

      Europe                     47,008              12,940              15,087
                               --------            --------            --------
                               $337,184            $122,957            $123,459
                               ========            ========            ========

      Long-lived assets, including property, plant and equipment and intangible assets are as follows (in thousands):

                                                September 30,
                                 2000               1999               1998
                               -------            -------            -------
      North America            $74,569            $23,266            $23,610

      Asia/Pacific               4,948              2,965                772
      Europe                     5,970              9,093                 14
                               -------            -------            -------
                               $85,487            $35,324            $24,396
                               =======            =======            =======

BROOKS AUTOMATION, INC.

12.   SIGNIFICANT CUSTOMERS AND RELATED PARTY INFORMATION

      One of the Company's directors is also a director of one of the Company's customers. Net revenue recognized from this customer was $36.9 million, $15.3 million and $15.9 million in the years ended September 30, 2000, 1999 and 1998, respectively. These amounts comprised 11.5%, 13.3% and 13.6% of revenues in the aforementioned years, respectively. Amounts due from this customer included in accounts receivable at September 30, 2000 and 1999 were $6.8 million and $3.4 million, respectively. Related party amounts included in accounts receivable are on standards terms and manner of settlement. The Company had no other customer who accounted for more than 10% of the Company's revenues in any of the years ended September 30, 2000, 1999 or 1998.

13.   OTHER BALANCE SHEET INFORMATION

      Components of other selected captions in the Supplementary Consolidated Balance Sheets follow (in thousands):

                                                                        September 30,
                                                                   2000               1999
                                                                  -------            -------
      Accounts receivable                                         $96,745            $39,302

      Less allowances                                               1,989              1,785
                                                                  -------            -------

                                                                  $94,756            $37,517
                                                                  =======            =======


      Inventories
        Raw materials and purchased parts                         $35,189            $23,410

        Work-in-process                                            13,938             10,299

        Finished goods                                              9,480              5,058
                                                                  -------            -------
                                                                  $58,607            $38,767
                                                                  =======            =======


      Fixed assets
        Computer equipment and software                           $23,525            $18,829

        Machinery and equipment                                    21,238             12,589

        Furniture and fixtures                                      7,089              6,168

        Buildings and land                                          1,573                 --
        Leasehold improvements                                      9,226              6,638
                                                                  -------            -------

                                                                   62,651             44,224

        Less accumulated depreciation and amortization             37,499             25,842
                                                                  -------            -------

                                                                  $25,152            $18,382
                                                                  =======            =======

BROOKS AUTOMATION, INC.

                                                      September 30,
                                                  2000               1999
                                                 -------            -------
      Intangible assets
        Patents                                  $ 7,448            $ 7,753
        Capitalized software                       1,805              1,420
        Completed technology                       4,505                 --
        License agreements                           678                 --
        Trademarks and trade names                 1,564                 --
        Non-competition agreements                 1,033                 --
        Assembled workforces                       5,880                 --
        Customer relationships                     1,305                 --
        Goodwill                                  58,638             10,991
                                                 -------            -------
                                                  82,856             20,164

        Less accumulated amortization             22,521              3,222
                                                 -------            -------

                                                 $60,335            $16,942
                                                 =======            =======


      The fixed asset balance includes computer equipment and software and machinery and equipment aggregating $2.9 million as of both September 30, 2000 and 1999, acquired under capital leases. Accumulated amortization on fixed assets under capital lease was $3.2 million and $3.0 million at September 30, 2000 and 1999, respectively. Amortization expense for fixed assets under capital leases was $0.1 million, $0.2 million and $0.7 million for the years ended September 30, 2000, 1999 and 1998, respectively. Depreciation expense was $10.7 million, $10.1 million and $8.0 million for the years ended September 30, 2000, 1999 and 1998, respectively.


14.   COMMITMENTS AND CONTINGENCIES

      Lease Commitments

      The Company leases manufacturing and office facilities and certain equipment under operating and capital leases that expire through 2010. Rental expense under operating leases for the years ended September 30, 2000, 1999 and 1998 was $5.8 million , $4.9 million and $5.3 million, respectively. Future minimum lease commitments on noncancelable operating leases and sublease income are as follows (in thousands):

                                                               Operating       Sublease
                                                                 Leases         Income
                                                                 ------         ------
      Year ended September 30,
        2001                                                      $6,847          $698

        2002                                                       5,841           552

        2003                                                       5,156           368

        2004                                                       4,659            --

        2005                                                       4,645            --

        Thereafter                                                15,172            --
                                                                 -------        ------
            Total minimum lease payments                         $42,320        $1,618
                                                                 =======        ======


      These future minimum lease commitments include approximately $1.5 million related to a facility the Company has elected to abandon in connection with its restructuring and acquisition-related initiatives. The Company has subleased this facility through the remaining lease period for an equivalent amount, which is included in the future sublease income reported above.

      As of September 30, 2000, the Company's only remaining capital lease obligation was a payment of approximately $26,000, due in the first quarter of fiscal 2001.

BROOKS AUTOMATION, INC.

      Contingency

      There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor and related industries. The Company has received notice from a third party alleging infringements of such party's patent rights by certain of the Company's products. The Company believes the patents claimed may be invalid. In the event of litigation with respect to this claim, the Company is prepared to vigorously defend its position. However, because patent litigation can be extremely expensive and time consuming, the Company may seek to obtain a license to one or more of the disputed patents. Based upon currently available information, the Company would only do so if such license fees would not be material to the Company's supplementary consolidated financial statements. Currently, the Company does not believe it is probable that the future events related to this threatened matter would have an adverse effect on the Company's business.

ITEM 5(b).

                             BROOKS AUTOMATION, INC.
                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

                                                            June 30,       September 30,
                                                              2001            2000
                                                          -----------      -------------
                                                          (unaudited)
Assets
Current assets
  Cash and cash equivalents                                $ 197,275       $ 133,636
  Marketable securities                                       24,714          88,034
  Accounts receivable, net, including related
    party receivables of $265 and $6,820 at
    June 30, 2001 and September 30, 2000,
    respectively (See Note 6)                                114,707          94,756
  Inventories                                                 66,519          58,607
  Prepaid expenses and other current assets                   12,217           8,464
  Deferred income taxes                                       19,129          18,220
                                                           ---------       ---------
    Total current assets                                     434,561         401,717

Property, plant and equipment
  Buildings and land                                          31,389           1,573
  Computer equipment and software                             35,134          23,525
  Machinery and equipment                                     16,594          20,747
  Furniture and fixtures                                      10,845           7,089
  Leasehold improvements                                       9,621           9,226
  Construction in progress                                     5,872             491
                                                           ---------       ---------
                                                             109,455          62,651
  Less: Accumulated depreciation and amortization            (49,075)        (37,499)
                                                           ---------       ---------
    Net property, plant and equipment                         60,380          25,152
Intangible assets, net                                       109,693          60,335
Long-term marketable securities                              111,717          15,000
Deferred income taxes                                         18,525          13,361
Other assets                                                   6,051           4,221
                                                           ---------       ---------

    Total assets                                           $ 740,927       $ 519,786
                                                           =========       =========

LIABILITIES, MINORITY INTERESTS, CONVERTIBLE
REDEEMABLE PREFERRED STOCK AND
STOCKHOLDERS' EQUITY
Current liabilities
  Notes payable                                            $  16,912       $  16,000
  Revolving line of credit                                       350             350
  Current portion of long-term debt and capital
    lease obligations                                            478             524
  Accounts payable                                            16,764          23,096
  Deferred revenue                                            18,935          17,018
  Accrued compensation and benefits                           16,497          14,407
  Accrued acquisition-related and restructuring costs            401             538
  Accrued income taxes payable                                18,015           9,188
  Accrued expenses and other current liabilities              20,915          13,760
                                                           ---------       ---------
    Total current liabilities                                109,267          94,881

Convertible subordinated notes                               175,000              --
Long-term debt and capital lease obligations                      85             332
Deferred income taxes                                          4,636           5,064
Other long-term liabilities                                      652             438
                                                           ---------       ---------
    Total liabilities                                        289,640         100,715
                                                           ---------       ---------
Contingencies (See Note 10)

Minority interests                                               924           1,186
                                                           ---------       ---------
Series A convertible redeemable preferred
  stock, $0.01 par value, 90,000 shares
   authorized, issued and outstanding                          2,661           2,601
                                                           ---------       ---------
Stockholders' equity
  Preferred stock, $0.01 par value, 1,000,000
    shares authorized, none issued and outstanding                --              --
  Common stock, $0.01 par value, 43,000,000 shares
    authorized,  18,512,775 and 17,588,911 shares
    issued and outstanding, respectively                         182             176
  Additional paid-in capital                                 466,031         433,249
  Deferred compensation                                          (12)            (35)
  Accumulated other comprehensive loss                        (6,180)         (2,942)
  Accumulated deficit                                        (12,319)        (15,164)
                                                           ---------       ---------
    Total stockholders' equity                               447,702         415,284
                                                           ---------       ---------
    Total liabilities, minority interests, convertible
     redeemable preferred stock and stockholders'
     equity                                                $ 740,927       $ 519,786
                                                           =========       =========

The accompanying notes are an integral part of these supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)

(In thousands, except per share data)

                                                               NINE MONTHS ENDED
                                                                   JUNE 30,
                                                              2001          2000
                                                            ---------     ---------
Revenues
  Product, including related party revenues of $13,934
    for the period from October 1, 2000 through
    January 23, 2001, and $25,453 for the nine months
    ended June 30, 2000 (See Note 6)                        $ 253,731     $ 196,695
  Services                                                     66,461        37,357
                                                            ---------     ---------
    Total revenues                                            320,192       234,052
                                                            ---------     ---------
Cost of revenues
  Product                                                     128,196       100,279
  Services                                                     47,443        22,990
                                                            ---------     ---------
    Total cost of revenues                                    175,639       123,269
                                                            ---------     ---------
Gross profit                                                  144,553       110,783
                                                            ---------     ---------

Operating expenses
  Research and development                                     45,543        30,317
  Selling, general and administrative                          71,648        52,614
  Amortization of acquired intangible assets                   20,479        10,614
  Acquisition-related charges                                   1,717           677
                                                            ---------     ---------
    Total operating expenses                                  139,387        94,222
                                                            ---------     ---------

Income from operations                                          5,166        16,561
Interest income                                                 9,124         5,479
Interest expense                                                1,342         1,137
Other income (expense)                                           (451)         (135)
                                                            ---------     ---------

Income before income taxes and minority interests              12,497        20,768
Income tax provision                                            9,318        11,834
                                                            ---------     ---------

Income before minority interests                                3,179         8,934
Minority interests in loss of consolidated subsidiary            (262)         (249)
                                                            ---------     ---------

Net income                                                      3,441         9,183
Accretion and dividends on preferred stock                        (90)          (90)
                                                            ---------     ---------

Net income attributable to common stockholders              $   3,351     $   9,093
                                                            =========     =========

Earnings per share attributable to common stockholders
    Basic                                                   $    0.19     $    0.61
    Diluted                                                 $    0.18     $    0.55

Shares used in computing earnings per share attributable
  to common stockholders
    Basic                                                      17,739        15,027
    Diluted                                                    18,898        16,564



The accompanying notes are an integral part of these supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
               SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

(In thousands)

                                                                    NINE MONTHS ENDED
                                                                        JUNE 30,
                                                                   2001          2000
                                                                 ---------     ---------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                       $   3,441     $   9,183
Adjustments to reconcile net income to net cash used in
  operating activities:
    Depreciation and amortization                                   31,534        18,472
    Compensation expense related to common stock options                23            23
    Deferred income taxes                                           (8,969)          851
    Amortization of debt discount                                        4            --
    Minority interests                                                (262)         (249)
    (Gain) loss on disposal of long-lived assets                        75           (61)
    Changes in operating assets and liabilities:
      Accounts receivable                                          (11,031)      (40,541)
      Inventories                                                   (7,273)      (19,621)
      Prepaid expenses and other current assets                     (3,259)       (4,582)
      Accounts payable                                              (5,620)       11,305
      Deferred revenue                                                (631)        6,442
      Accrued acquisition-related and restructuring costs             (137)         (512)
      Accrued expenses and other current liabilities                13,488         2,345
                                                                 ---------     ---------
        Net cash provided by (used in) operating activities         11,383       (16,945)
                                                                 ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment                         (43,409)      (10,647)
Purchase of businesses, net of cash acquired                       (32,131)      (24,661)
Purchase of marketable securities                                 (133,655)           --
Sale of marketable securities                                      100,258            --
Proceeds from sale of long-lived assets                                  8           430
Decrease in other assets                                             2,118            94
                                                                 ---------     ---------
        Net cash used in investing activities                     (106,811)      (34,784)
                                                                 ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in short-term borrowings                              (16,000)           --
Net repayments of borrowings under lines of credit                      --        (5,263)
Proceeds from issuance of convertible subordinated notes,
  net of issuance cost                                             169,543            --
Payments of long-term debt and capital lease obligations              (394)         (390)
Proceeds from issuance of common stock, net of issuance costs        7,299       224,858
                                                                 ---------     ---------
          Net cash provided by financing activities                160,448       219,205
                                                                 ---------     ---------

Elimination of net cash activities of Progressive
  Technologies, Inc. for the three months ended
  December 31, 2000                                                 (1,119)           --
                                                                 ---------     ---------
Elimination of net cash activities of Irvine Optical for
  the three months ended December 31, 1999                              --            14
                                                                 ---------     ---------
Effects of exchange rate changes on cash and cash
  equivalents                                                         (262)           56
                                                                 ---------     ---------
Net increase in cash and cash equivalents                           63,639       167,546
Cash and cash equivalents, beginning of period                     133,636        67,031
                                                                 ---------     ---------
Cash and cash equivalents, end of period                         $ 197,275     $ 234,577
                                                                 =========     =========


The accompanying notes are an integral part of these supplementary consolidated financial statements.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)


1.   BASIS OF PRESENTATION

     The unaudited supplementary consolidated financial statements of Brooks Automation, Inc. and its subsidiaries ("Brooks" or the "Company") included herein have been prepared to give retroactive effect to the merger with Progressive Technologies, Inc. ("PTI"), which occurred on July 12, 2001. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     During the nine months ended June 30, 2001, the Company entered into a definitive agreement to merge with PTI. On July 12, 2001, PTI and its operating subsidiary were merged with and into the Company. Under terms of the merger agreement, each share of PTI common stock and preferred stock was exchanged for 3.106 and 3.484 shares, respectively, of the Company's common stock. A total of 715,004 shares of the Company's common stock were exchanged for all of the outstanding stock of PTI. Prior to its acquisition by the Company, PTI's fiscal year-end was December 31. The Company's Supplementary Consolidated Balance Sheet as of September 30, 2000, includes PTI's balance sheet as of December 31, 2000, and the Company's Supplementary Consolidated Statement of Operations for the nine months ended June 30, 2000, includes the results of PTI for the nine months ended September 30, 2000. As a result of conforming dissimilar year-ends, PTI's results of operations for the three months ended December 31, 2000, are included in the Company's fiscal year 2000 and will be included in the Company's fiscal year 2001. An amount equal to PTI's net income attributable to common stockholders for the three months ended December 31, 2000, was eliminated from consolidated retained earnings for the nine months ended June 30, 2001. PTI's net income and accretion on preferred stock for that quarter were $536,000 and $30,000, respectively. The results of operations previously reported by the separate companies and the combined amounts in the accompanying Supplementary Consolidated Statements of Operations are as follows (in thousands):

                                                        Nine months ended June 30,
                                                          2001              2000
                                                        --------          --------
     Revenues
       Brooks Automation, Inc.                          $310,085          $221,780
       Progressive Technologies, Inc.                     10,107            12,272
                                                        --------          --------
                                                        $320,192          $234,052
                                                        ========          ========

     Net income
       Brooks Automation, Inc.                          $  2,580          $  7,363
       Progressive Technologies, Inc.                        861             1,820
                                                        --------          --------
                                                        $  3,441          $  9,183
                                                        ========          ========

     Net income attributable to common stockholders
       Brooks Automation, Inc.                          $  2,580          $  7,363
       Progressive Technologies, Inc.                        771             1,730
                                                        --------          --------
                                                        $  3,351             9,093
                                                        ========          ========

     The accompanying financial information should be read in conjunction with the supplementary consolidated financial statements and notes thereto contained in the Company's Current Report on Form 8-K, filed with the United States Securities and Exchange Commission on August 20, 2001.

     On June 26, 2001, the Company completed the purchase of KLA-Tencor, Inc.'s e-Diagnostics product line infrastructure ("e-Diagnostics"). The e-Diagnostics programs enable service and support teams to remotely access their tools in customer fabs in real-time to diagnose and resolve problems quickly and cost-effectively. On June 25, 2001, the Company acquired CCS Technology, Inc. ("CCST"), a supplier of 300mm automation test and certification software located in Williston, Vermont. These transactions were recorded using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). The results of operations for the e-Diagnostics product line and CCST for the periods from their respective acquisitions to June 30, 2001 are not material to the consolidated results of the Company.

     On May 15, 2001, Brooks acquired SimCon N.V. ("SimCon"), a value-added reseller for the Company's simulation, scheduling, production analysis and dispatching software headquartered in Belgium. On February 16, 2001, the Company acquired SEMY Engineering, Inc. ("SEMY"), a provider of advanced process and equipment control systems for the semiconductor industry located in Phoenix, Arizona. On December 13, 2000, the Company acquired substantially all of the assets of a scheduling and simulation software and services distributor in Japan. These transactions were recorded using the purchase method of accounting in accordance with APB 16. Accordingly, the Company' Supplementary Consolidated Statements of Operations and of Cash Flows for the nine months ended June 30, 2001, include the results of these acquired entities for the periods subsequent to their respective acquisitions.

     The Company made several acquisitions during fiscal year 2000 which were accounted for using the purchase method of accounting in accordance with APB 16: MiTeX Solutions ("MiTeX") on June 23, 2000 and Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI") on January 6, 2000. The Company's Supplementary Consolidated Statements of Operations and of Cash Flows include the results of these entities for the periods subsequent to their respective acquisitions.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

     Certain amounts in previously issued financial statements have been reclassified to conform to current presentation.

     In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combinations" and No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. FAS 142 requires that goodwill and identifiable intangible assets determined to have an indefinite life no longer be amortized, but instead be tested for impairment at least annually. The Company is required to adopt FAS 142 in the fiscal year beginning October 1, 2002, at which time amortization of goodwill will cease. The Company is currently assessing the impact of FAS 142 on its financial position and results of operations.

     In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. In June 2000, the SEC issued Staff Accounting Bulletin No. 101B, an amendment to SAB 101, which delays the implementation of SAB 101. The application of the guidance in SAB 101 will now be required in the Company's fourth quarter of fiscal 2001. The Company does not anticipate the adoption of SAB 101 to have a significant impact on financial results in the current fiscal year.

2.   BUSINESS ACQUISITIONS

     On June 26, 2001, the Company completed the purchase of KLA-Tencor, Inc.'s ("KLA-Tencor") e-Diagnostics product line infrastructure. The e-Diagnostics programs enable service and support teams to remotely access their tools in customer fabs in real-time to diagnose and resolve problems quickly and cost-effectively. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company issued 331,153 shares of Brooks common stock with a market value of $16.0 million at the time of issuance, and issued a $17.0 million one-year, interest-free note payable to the selling stockholders. The note is payable in cash or common stock, or any combination thereof, at the Company's discretion. The Company has discounted the note payable using an imputed interest rate of 4.75%, to $16.2 million, for accounting purposes and is amortizing the resulting discount to interest expense through the note's maturity date. There is also the potential for additional purchase consideration (an "earnout") of up to $8.0 million in the aggregate over the next three years, contingent upon meeting certain performance objectives. The earnout will be recorded as an addition to the purchase price at the time it becomes probable that a payment will be required and the amount can be reasonably estimated. In addition, there is also the potential for royalty payments by the Company to KLA-Tencor over the next four years, contingent upon meeting certain revenue levels. The royalties will be recorded as costs of sales at the time it becomes probable that a payment will be required and the amount can be reasonably estimated. The earnout and royalties are payable in cash or Brooks common stock, or any combination thereof, at the Company's discretion. The excess of purchase price over net assets acquired of $33.8 million has been recorded as goodwill, based on a preliminary purchase price allocation. Finalization of the allocation of the purchase price to tangible and identifiable intangible assets acquired will be made after the completion of analyses of their fair values. The Company anticipates that the weighted average useful life of the acquired intangible assets will be three years. The assets are being amortized using the straight-line method. Pro forma results of operations are not presented as the amounts are not material compared to the Company's historical results due to the recent commercialization of the technology.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

     On June 25, 2001, the Company acquired CCST, a supplier of 300mm automation test and certification software located in Williston, Vermont. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company paid $1.2 million of cash and issued 78,475 shares of Brooks common stock with a market value of $4.0 million at the time of issuance. The preliminary estimate of excess of purchase price over net assets acquired of $5.1 million has been recorded as goodwill and will be amortized over three years using the straight-line method. Pro forma results of operations are not presented for the CCST acquisition as the amounts are immaterial compared to the Company's historical results.

     On May 15, 2001, Brooks acquired SimCon, a privately-held value-added reseller for the Company's simulation, scheduling, production analysis and dispatching software, headquartered in Belgium. The acquisition was recorded using the purchase method of accounting in accordance with APB 16. In consideration, the Company paid $1.1 million of cash, issued 13,741 shares of Brooks common stock with a market value of $750,000 at the time of issuance and provided for additional purchase consideration (an "earnout") of up to $900,000 in the aggregate through September 2002, contingent upon meeting certain performance objectives. The earnout will be recorded as an addition to purchase price at the time it becomes probable that a payment will be required and the amount can be reasonably estimated. In addition, the Company issued an interest-free note payable to the selling stockholders for shares of Brooks common stock with a market value of $750,000, due one year from the transaction closing date. The Company has discounted the note payable at 4.75%, to $714,375, for accounting purposes and is amortizing the resulting discount to interest expense through the note's maturity date. The number of shares to be issued will be based upon the market value of the Company's common stock at the time of maturity. The preliminary estimate of excess of purchase price over net assets acquired of $2.1 million has been recorded as goodwill and will be amortized over three years using the straight-line method. Pro forma results of operations are not presented for the SimCon acquisition as the amounts are not material compared to the Company's historical results.

     On February 16, 2001, the Company acquired SEMY, a wholly owned subsidiary of Semitool, Inc. SEMY, located in Phoenix, Arizona, is a provider of advanced process and equipment control systems for the semiconductor industry. In consideration, the Company paid $36.0 million cash and issued 73,243 shares of Brooks common stock with a value of $2.7 million. The transaction was recorded using the purchase method of accounting in accordance with APB 16. The excess of purchase price over net assets acquired of $33.3 million has been recorded as goodwill based on a preliminary purchase price allocation. Finalization of the allocation of the purchase price to tangible and identifiable intangible assets acquired will be made after the completion of analyses of their fair values. The Company anticipates that the weighted average useful life of the acquired intangible assets will be three years. The assets are being amortized using the straight-line method.

     The following pro forma results of operations have been prepared as though the acquisition had occurred as of the beginning of the fiscal year prior to the acquisition. This pro forma financial information does not purport to be indicative of the results of operations that would have been attained had the acquisition been made as of that date or of results of operations that may occur in the future (in

                             BROOKS AUTOMATION, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited) - Continued


     thousands except per share data):

                                                         Nine months ended
                                                              June 30,
                                                         2001        2000
                                                       --------    --------

     Revenues                                          $328,113    $246,850
     Net income                                        $  1,261    $  4,385
     Net income attributable to common stockholders
                                                       $  1,171    $  4,295
     Earnings per share attributable to common
       stockholders (diluted)                          $   0.06    $   0.26

     On December 13, 2000, the Company acquired substantially all of the assets of the business unit which acts as a distributor for ASI's software products ("ASI-Japan"), from Daifuku Co., Ltd. of Japan ("Daifuku"). The Company had acquired ASI from Daifuku America Corporation ("Daifuku America"), a U.S. subsidiary of Daifuku, on January 6, 2000. Upon its acquisition ASI-Japan was integrated into the Company's subsidiary in Japan. The ASI-Japan business unit provides direct sales and support for ASI's integrated factory automation solutions to simulation and scheduling customers in Japan. In consideration, the Company paid $1.1 million cash. The transaction was recorded using the purchase method of accounting in accordance with APB 16. The excess of purchase price over net assets acquired of $1.0 million was recorded as goodwill and is being amortized over three years using the straight-line method. Pro forma results of operations are not presented for the ASI-Japan acquisition as the amounts are immaterial compared to the Company's historical results.

     The Company received an aggregate of $6.0 million in cash payments as settlements for shortfalls in the net asset values acquired relative to two recent acquisitions. As a result, the Company recorded reductions of $5.1 million and $0.9 million to acquired intangible assets in the three months ended March 31, 2001 and December 31, 2000, respectively.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

3.   EARNINGS PER SHARE

     Below is a reconciliation of earnings per share and weighted average common shares outstanding for purposes of calculating basic and diluted earnings per share attributable to common stockholders (in thousands, except per share data):

                                                               Nine months ended
                                                                    June 30,
                                                               2001         2000
                                                             --------     --------

     Basic earnings per share:
      Net income                                             $  3,441     $  9,183
      Accretion and dividends on preferred stock                  (90)         (90)
                                                             --------     --------
      Net income attributable to common stockholders
                                                             $  3,351     $  9,093
                                                             ========     ========
      Weighted average common shares outstanding
                                                               17,739       15,027
                                                             ========     ========
          Basic earnings per share attributable to
             common stockholders                             $   0.19     $   0.61
                                                             ========     ========

     Diluted earnings per share:
       Net income                                            $  3,441     $  9,183
       After-tax equivalent of interest expense on
         notes payable                                              2           --
                                                             --------     --------
       Net income for purposes of computing diluted
         earnings per share attributable to common
         stockholders                                        $  3,443     $  9,183
                                                             ========     ========
       Weighted average common shares outstanding
                                                               17,739       15,027
       Dilutive stock options and warrants                        835        1,223
       Weighted average assumed conversion of
         convertible redeemable preferred stock                   314          314
       Weighted average assumed conversion of notes
         payable                                                   10           --
                                                             --------     --------
       Weighted average common shares outstanding for
         purposes of computing diluted earnings per share
         attributable to common stockholders                   18,898       16,564
                                                             ========     ========
          Diluted earnings per share attributable to
            common stockholders                              $   0.18     $   0.55
                                                             ========     ========


     Options to purchase and assumed conversions totaling approximately 2,221,000 shares of common stock were excluded from the computation of diluted earnings per share for the nine months ended June 30, 2001, as their effect would be anti-dilutive. Options to purchase approximately 205,000 shares of common stock were excluded from the computation of diluted earnings per share for the nine months ended June 30, 2000, as their effect would be anti-dilutive. However, these options and conversions could become dilutive in future periods.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

4.   COMPREHENSIVE INCOME

     Comprehensive income for the Company is computed as the sum of net income and the change in the cumulative translation adjustment, which is the only component of the Company's accumulated other comprehensive loss. The Company's comprehensive income for the nine month periods ended June 30, 2001 and 2000 was $203,000 and $8,364,000, respectively.

5.   SEGMENT AND GEOGRAPHIC INFORMATION

     The Company has three reportable segments: tool automation systems, factory interface solutions and factory automation solutions. The tool automation systems segment provides a full complement of semiconductor wafer and flat panel display substrate handling systems, products and components and products for data storage. The factory interface solutions segment provides hardware and software solutions, including minienvironments and automated transfer mechanisms, to isolate the semiconductor wafer from the production environment. The factory automation segment provides software products for the semiconductor manufacturing execution system ("MES") market, including consulting and software customization.

     The Company evaluates performance and allocates resources based on revenues and operating income (loss). Operating income (loss) for each segment includes selling, general and administrative expenses directly attributable to the segment. Amortization of acquired intangible assets and acquisition-related charges are excluded from the segments' operating income (loss). The Company's non-allocable overhead costs, which include corporate general and administrative expenses, are allocated between the segments based upon segment revenues. Segment assets exclude deferred taxes, acquired intangible assets, all assets of the Company's Securities Corporation and investments in subsidiaries.

     The Company had two reportable segments in the prior year. Additionally, during the three months ended June 30, 2001, the Company transferred one of its business units from the factory interface solutions segment to the tool automation systems segment to more accurately reflect that business unit's current and projected revenues. At the same time, the Company transferred one of its business units from the factory automation solutions segment to the tool automation systems segment in order capitalize on synergies within the tool automation systems segment and enhance the activities of that business unit. Accordingly, all prior period amounts have been restated to reflect these changes and conform to current presentation.

     Financial information for the Company's business segments is as follows (in thousands):

                                           Tool          Factory       Factory
                                         Automation     Interface     Automation
                                          Systems       Solutions     Solutions       Total
                                         ----------     ---------     ----------     --------
     NINE MONTHS ENDED JUNE 30, 2001
     -------------------------------
       Revenues                           $150,737      $ 82,795      $ 86,660       $320,192
       Gross margin                       $ 54,914      $ 32,755      $ 56,884       $144,553
       Operating income (loss)            $ 21,060      $  6,619      $   (317)      $ 27,362

     NINE MONTHS ENDED JUNE 30, 2000
     -------------------------------
       Revenues                           $119,348      $ 58,865      $ 55,839       $234,052
       Gross margin                       $ 49,481      $ 22,500      $ 38,802       $110,783
       Operating income                   $ 17,537      $  5,046      $  5,269       $ 27,852

     ASSETS
     ------
       June 30, 2001                      $216,656      $ 52,484      $ 51,683       $320,823
       September 30, 2000                 $128,713      $ 54,895      $ 37,858       $221,466

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

     A reconciliation of the Company's reportable segment operating income to the corresponding consolidated amounts for the nine month periods ended June 30, 2001 and 2000 is as follows (in thousands):

                                                    Nine months ended
                                                         June 30,
                                                     2001       2000
                                                   -------    -------

     Segment operating income                      $27,362    $27,852
     Amortization of acquired intangible assets     20,479     10,614
     Acquisition-related charges                     1,717        677
                                                   -------    -------
        Total operating income (loss)              $ 5,166    $16,561
                                                   =======    =======


     A reconciliation of the Company's reportable segment assets to the corresponding consolidated amounts as of June 30, 2001 and September 30, 2000 is as follows (in thousands):

                                             June 30,    September 30,
                                               2001           2000
                                             --------    -------------

     Segment assets                          $320,823      $221,466
     Deferred tax asset                        37,654        31,581
     Acquired intangible assets               107,066        58,405
     Securities Corporation assets            275,384       208,334
                                             --------      --------
                                             $740,927      $519,786
                                             ========      ========


     Net revenues by geographic area are as follows (in thousands):

                                                 Nine months ended
                                                    June 30,
                                               2001          2000
                                             --------      --------

     North America                           $167,176      $119,678
     Asia/Pacific                              96,899        73,818
     Europe                                    56,117        40,556
                                             --------      --------
                                             $320,192      $234,052
                                             ========      ========


6.   SIGNIFICANT CUSTOMERS AND RELATED PARTY INFORMATION

     One of the Company's directors had previously also been a director of one of the Company's customers. On January 23, 2001, this individual resigned his position with the Company's customer. Accordingly, this customer is not considered a related party in subsequent reporting periods. Revenues recognized from this customer in the current fiscal year through January 23, 2001 were $13.9 million. Revenues recognized from this customer in the nine months ended June 30, 2000 were $25.5 million, or 10.9% of revenues. Revenues from this customer for the nine month period ended June 30, 2001 did not comprise more than 10% of revenues. The amount due from this customer included in accounts receivable at September 30, 2000 was $6.8 million. The Company had no other customers that accounted for more than 10% of revenues in the nine month periods ended June 30, 2001 and 2000.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

     On June 11, 2001, the Company appointed a new member to its Board of Directors. This individual is also a director of one of the Company's customers. Accordingly, this customer will be considered a related party for the period subsequent to June 11, 2001. Revenues from this customer for the period from June 11, 2001 through June 30, 2001 are not material to the consolidated results of the Company. The amount due from this customer included in accounts receivable at June 30, 2001 was $0.3 million.

     Related party amounts included in accounts receivable are on standard terms and manner of settlement.

7.   ACQUISITION-RELATED AND RESTRUCTURING LIABILITIES

     The activity related to the Company's acquisition-related and restructuring liabilities during the nine months ended June 30, 2001, is below (in thousands):

                           Balance                     Balance
                         September 30,                 June 30,
                            2000        Utilization      2001
                         -------------  -----------    --------

     Facilities             $ 507         $(117)        $ 390
     Workforce-related         20           (20)           --
     Other                     11            --            11
                            -----         -----         -----
                            $ 538         $(137)        $ 401
                            =====         =====         =====


8.   CONVERTIBLE SUBORDINATED NOTES

     On May 23, 2001, the Company completed the private placement of $175.0 million aggregate principal amount of 4.75% Convertible Subordinated Notes due 2008. The amount sold includes $25.0 million principal amount of notes purchased by the initial purchasers upon exercise in full of their 30-day option to purchase additional notes. The Company received net proceeds of $169.5 million from the sale.

     Interest on the notes will be paid on June 1 and December 1 of each year, with the first interest payment due on December 1, 2001. The notes will mature on June 1, 2008. The Company may redeem the notes on or after June 6, 2004, or earlier if the price of the Company's common stock reaches the prices described in the offering circular. Holders may require the Company to repurchase the notes upon a change in control of the Company in certain circumstances. The notes are convertible at any time prior to maturity, at the option of the holders, into shares of the Company's common stock, at a conversion price of $70.23 per share, subject to certain adjustments. The notes are subordinated to the Company's senior indebtedness and structurally subordinated to all indebtedness and other liabilities of the Company's subsidiaries.

                             BROOKS AUTOMATION, INC.
      NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS (unaudited)
                                    Continued

9.   OTHER BALANCE SHEET INFORMATION

     Components of other selected captions in the Consolidated Balance Sheets follow (in thousands):

                                               June 30,    September 30,
                                                 2001          2000
                                               --------    -------------

     Accounts receivable                       $118,046      $ 96,745
     Less allowances                              3,339         1,989
                                               --------      --------
                                               $114,707      $ 94,756
                                               ========      ========

     Inventories
        Raw materials and purchased parts      $ 48,419      $ 35,189
        Work-in-process                          13,595        13,938
        Finished goods                            4,505         9,480
                                               --------      --------
                                               $ 66,519      $ 58,607
                                               ========      ========

     Intangible assets
        Patents                                $  4,877      $  7,448
        Capitalized software                      3,129         1,805
        Completed technology                      4,505         4,505
        License agreements                          678           678
        Trademarks and trade names                1,564         1,564
        Non-competition agreements                1,033         1,033
        Assembled workforces                      5,880         5,880
        Customer relationships                    1,305         1,305
        Goodwill                                127,736        58,638
                                               --------      --------
                                                150,707        82,856
        Less accumulated amortization            41,014        22,521
                                               --------      --------
                                               $109,693      $ 60,335
                                               ========      ========


10.  CONTINGENCY

     There has been substantial litigation regarding patent and other intellectual property rights in the semiconductor and related industries. In 1992, the Company received notice from a third party alleging infringements of such party's patent rights by certain of the Company's products. The Company believes the patents claimed may be invalid. In the event of litigation with respect to this claim, the Company is prepared to vigorously defend its position. However, because patent litigation can be extremely expensive and time consuming, the Company may seek to obtain a license to one or more of the disputed patents. Based upon currently available information, the Company would only do so if such license fees would not be material to the Company's consolidated financial statements. Currently, the Company does not believe it is probable that the future events related to this threatened matter would have an adverse effect on the Company's business.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


FORWARD-LOOKING STATEMENTS

Certain statements in this supplementary report constitute "forward-looking statements" which involve known risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Brooks to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include the factors that may affect future results set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations, which is included in this report. Precautionary statements made herein should be read as being applicable to all related forward-looking statements whenever they appear in this report.

OVERVIEW

Brooks Automation, Inc. ("Brooks" or the "Company") is a leading supplier of integrated tool and factory automation solutions for the global semiconductor and related industries such as the data storage and flat panel display manufacturing industries. Brooks has distinguished itself as a technology and market leader, particularly in the demanding cluster-tool vacuum-processing environment and in integrated factory automation software applications. The Company's offerings have grown from individual robots used to transfer semiconductor wafers in advanced production equipment to fully integrated automation solutions that control the flow of resources in the factory from process tools to factory scheduling and dispatching. In 1998, the Company began an aggressive program of investment and acquisition. By the close of fiscal year 2000, Brooks had emerged as one of the leading suppliers of factory and tool automation solutions for semiconductor and original equipment manufacturers.

Many of the Company's customers purchase the Company's vacuum transfer robots and other modules before purchasing the Company's vacuum central wafer handling systems. The Company believes that once a customer has selected the Company's products for a process tool, the customer is likely to rely on those products for the life of that process tool model, which can be in excess of five years. Conversely, losing a bid for a manufacturing execution system ("MES") does not preclude the Company from securing optimization products to fit with a competitor's MES.

A significant portion of the Company's revenues have been generated by sales to customers in the United States, although the Company believes that a significant portion of these customers incorporate the Company's products into equipment sold to their foreign customers. The Company's foreign sales have occurred principally in Asia and Europe. Sales in Asia have occurred primarily in Japan , South Korea and Taiwan, and, to a lesser extent, in Singapore.

The Company's foreign revenues are generally denominated in United States dollars. Accordingly, foreign currency fluctuations have not had a significant impact on the comparison of the results of operations for the periods presented. The costs and expenses of the Company's international subsidiaries are generally denominated in currencies other than the United States dollar. However, since the functional currency of the Company's international subsidiaries is the local currency, foreign currency translation adjustments are reflected as a component of stockholders' equity under the caption "Accumulated other comprehensive income (loss)". To the extent that the Company expands its international operations or changes its pricing practices to denominate prices in foreign currencies, the Company will be exposed to increased risk of currency fluctuation.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

BASIS OF PRESENTATION

The unaudited supplementary consolidated financial statements of Brooks Automation, Inc. and its subsidiaries ("Brooks" or the "Company") included herein have been prepared to give retroactive effect to the merger with Progressive Technologies, Inc. ("PTI"), which occurred on July 12, 2001. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation; however, they will become the historical consolidated financial statements of the Company and its subsidiaries after financial statements covering the date of consummation of the business combination are issued.

During 2001, the Company entered into a definitive agreement to merge with PTI. On July 12, 2001, PTI and its operating subsidiary were merged with and into the Company. Under terms of the merger agreement, each share of PTI common stock and preferred stock was exchanged for 3.107 and 3.484 shares, respectively, of the Company's common stock. A total of 715,004 shares of the Company's common stock were exchanged for all of the outstanding stock of PTI. Prior to its acquisition by the Company, PTI's fiscal year-end was December 31. The Company's Supplementary Consolidated Balance Sheet as of September 30, 2000, includes PTI's balance sheet as of December 31, 2000, and the Company's Supplementary Consolidated Statement of Operations for the nine months ended June 30, 2000, includes the results of PTI for the nine months ended September 30, 2000. As a result of conforming dissimilar year-ends, PTI's results of operations for the three months ended December 31, 2000, are included in the Company's fiscal year 2000 and will be included in the Company's fiscal year 2001. An amount equal to PTI's net income attributable to common stockholders for the three months ended December 31, 2000, was eliminated from consolidated retained earnings for the nine months ended June 30, 2001. PTI's net income and accretion on preferred stock for that quarter were $536,000 and $30,000, respectively.

On June 26, 2001, the Company completed the purchase of KLA-Tencor, Inc.'s e-Diagnostics product line infrastructure ("e-Diagnostics"). The e-Diagnostics programs enable service and support teams to remotely access their tools in customer fabs in real-time to diagnose and resolve problems quickly and cost-effectively. On June 25, 2001, the Company acquired CCS Technology, Inc. ("CCST"), a supplier of 300mm automation test and certification software located in Williston, Vermont. These transactions were recorded using the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16"). The results of operations for the e-Diagnostics product line infrastructure and CCST for the periods from their respective acquisitions to June 30, 2001, are not material to the consolidated results of the Company.

On May 15, 2001, Brooks acquired SimCon N.V. ("SimCon"), a value-added reseller for the Company's simulation, scheduling, production analysis and dispatching software headquartered in Belgium. On February 16, 2001, the Company acquired SEMY Engineering, Inc. ("SEMY"), a provider of advanced process and equipment control systems for the semiconductor industry located in Phoenix, Arizona. On December 13, 2000, the Company acquired substantially all of the assets of a scheduling and simulation software and services distributor in Japan. These transactions were recorded using the purchase method of accounting in accordance with APB 16. Accordingly, the Company's Supplementary Consolidated Statements of Operations and of Cash Flows for the nine months ended June 30, 2001, include the results of these acquired entities for the periods subsequent to their respective acquisitions.

The Company made several acquisitions during fiscal year 2000 which were accounted for using the purchase method of accounting in accordance with APB16:
MiTeX Solutions ("MiTeX") on June 23, 2000 and Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI") on January 6, 2000. The Company's Supplementary Consolidated Statements of Operations and of Cash Flows include the results of these entities for the periods subsequent to their respective acquisitions.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

RESULTS OF OPERATIONS

The Company's business is significantly dependent on capital expenditures by semiconductor manufacturers, which are, in turn, dependent on the current and anticipated market demand for semiconductors. The Company's revenues grew substantially in fiscal 2000 compared to fiscal 1999 due in large part to high levels of capital expenditures of semiconductor manufacturers. Demand for semiconductors is cyclical and has historically experienced periodic downturns. The semiconductor industry is currently experiencing such a downturn. As a result, the Company anticipates lower shipments of its products in the next few quarters, compared to the quarter ended June 30, 2001. In the quarter ended March 31, 2001, the Company had taken selective cost reduction actions in many areas of its business in response to this downturn. However, during the current quarter, the Company began to implement additional steps to manage costs, including further reductions to headcount, salary and wage reductions and reduced spending. Although the Company will continue to take a proactive approach to cost management in response to this downturn, it will continue to invest in those areas which it believes are important to the long-term growth of the Company, such as its infrastructure, customer support and new products.

NINE MONTHS ENDED JUNE 30, 2001, COMPARED TO NINE MONTHS ENDED JUNE 30, 2000

The Company reported net income of $3.4 million and $9.2 million for the nine month periods ended June 30, 2001 and 2000, respectively. The Company reported net income attributable to common stockholders of $3.3 million and $9.1 million, after accretion on preferred stock, for the nine months ended June 30, 2001 and 2000, respectively.

The results for the nine months ended June 30, 2001 include $20.5 million of amortization of acquired intangible assets and $1.7 million of acquisition-related costs; included in the prior year period results is $10.6 million of amortization of acquired intangible assets and $0.7 million of acquisition-related costs.

The reduced earnings in the current fiscal year also are partially attributable to the effect of the goodwill amortization recorded for the acquisition of ASC and ASI, which is non-deductible for purposes of the Company's income tax provision. As pre-tax earnings have declined due to the overall downturn in the semiconductor industry, the effective tax rate has increased due to the significant amount of goodwill amortization that cannot be deducted.

REVENUES

The Company reported revenues of $320.2 million in the nine months ended June 30, 2001. This compares to revenues of $234.1 million in the same prior year period. The increase in revenues is principally attributable to incremental revenue from acquisitions and the strength earlier in the fiscal year in both the original equipment manufacturer ("OEM") and end user markets.

The Company's tool automation systems segment reported revenues of $150.7 million in the nine months ended June 30, 2001, an increase of 26.3% from the same prior year period. This increase is primarily attributable to growth in the vacuum business area earlier in the fiscal year. The Company's factory interface solutions segment reported an increase of 40.7%, to $82.8 million in the nine months ended June 30, 2001, compared to the same prior year period, reflecting in part the strong growth in the Company's SMIF product line. The Company's factory automation solutions segment reported revenues of $86.7 million in the nine months ended June 30, 2001, principally due to internal growth, the acquisition of SEMY on February 16, 2001, and the acquisition of ASC and ASI on January 6, 2000.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

Product revenues increased $57.0 million, or 29.0%, to $253.7 million, in the nine months ended June 30, 2001, compared to $196.7 million in the nine months ended June 30, 2000. This growth is primarily attributable to acquisitions and internal growth, including increased 300mm sales.

Service revenues for the nine months ended June 30, 2001 were $66.5 million, an increase of $29.1 million, or 77.9%, from the nine months ended June 30, 2000. This increase is primarily attributable to the Company's acquisitions and internal growth.

Foreign revenues were $153.4 million, or 47.9% of revenues, and $114.5 million, or 48.9% of revenues, in the nine month periods ended June 30, 2001 and 2000, respectively. The absolute increase is primarily the result of the Company's expanded global presence from its recent acquisitions and expanded sales and marketing activities. The Company expects that foreign revenues will continue to account for a significant portion of total revenues.

GROSS MARGIN

Gross margin for the nine months ended June 30, 2001 was 45.2%, a decrease from 47.3% for the comparable prior year period.

The Company's tool automation systems segment gross margins decreased to 36.4% in the nine month period ended June 30, 2001, compared to 41.5% in the same prior year period. This decrease is primarily attributable to change in product mix and newer products which have not yet achieved their optimal manufacturing volume, coupled with the effects of the current downturn in the semiconductor industry. Gross margin for the Company's factory interface solutions segment was 39.6% for the nine months ended June 30, 2001, an increase from 38.2% in the comparable period of the prior year. The increase is primarily the result of product and services mix. The Company's factory automation solutions gross margin for the nine months ended June 30, 2001 decreased, to 65.6%, compared to 69.5% for the nine months ended June 30, 2000. The decrease is primarily attributable to product and services mix.

Gross margin on product revenues was 49.5% for the nine months ended June 30, 2001, an increase from 49.0% for the same prior year period. The increase is principally attributable to product mix.

Gross margin on service revenues decreased to 28.6% in the nine months ended June 30, 2001, from 38.5% in the same prior year period. The decrease is primarily the result of business mix.

RESEARCH AND DEVELOPMENT

Research and development expenses for the nine months ended June 30, 2001 were $45.5 million, an increase of $15.2 million, compared to $30.3 million in the nine months ended June 30, 2000. Research and development expenses also increased as a percentage of revenues, to 14.2% in the nine months ended June 30, 2001, compared to 13.0% in the same prior year period. The increase in absolute spending is the result of the research and development related to the Company's recent acquisitions as well as incremental spending associated with the launch of new atmospheric products and the transition to the next generation vacuum wafer handling products, partially offset by the elimination of redundant research and development programs. The increase in these expenditures as a percentage of revenues for this three month period is attributable in part to the downturn currently affecting the semiconductor industry, which began to impact the Company during the previous quarterly period. To a lesser extent, this increase is attributable to higher spending levels associated with the Company's recent acquisitions. The Company plans to continue to invest in research and development to enhance existing and develop new tool and factory hardware and software automation solutions for the semiconductor, data storage and flat panel display manufacturing industries.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased $19.0 million, or 36.2%, to $71.6 million in the nine months ended June 30, 2001, from $52.6 million in the nine months ended June 30, 2000. However, selling, general and administrative expenses decreased slightly as a percentage of revenues in the nine months ended June 30, 2001, to 22.4%, from 22.5% in the same prior year. The increase in absolute spending is the result of expanded sales and marketing activities as well as general and administration support costs associated with the Company's recently completed acquisitions and infrastructure improvements, while the improvement of these costs as a percentage of revenues reflects the Company's efforts at expanding its product offerings and customer base.

AMORTIZATION OF ACQUIRED INTANGIBLE ASSETS

Amortization expense for acquired intangible assets totaled $20.5 million in the nine months ended June 30, 2001, and relates to the intangible assets recorded by the Company for the acquisitions of SimCon, SEMY and ASI-Japan in the current fiscal year; ASC, ASI and MiTeX in the prior fiscal year; Infab, Domain and Hanyon in the fiscal year ended September 30, 1999 and Irvine Optical's acquisition of a corporation in March 1997. Amortization expense for acquired intangible assets was $10.6 million in the nine month period ended June 30, 2000.

ACQUISITION-RELATED CHARGES

The Company reported $1.7 million and $0.7 million of acquisition-related charges in the nine month periods ended June 30, 2001 and 2000, respectively.

INTEREST INCOME AND EXPENSE

Interest income increased by $3.6 million, to $9.1 million, in the nine months ended June 30, 2001, from the comparable prior year period. This increase is due primarily to higher cash and investment asset balances which resulted from the Company's recently completed private placement of $175.0 million aggregate Convertible Subordinated Notes and the public offering of shares of its common stock in March 2000. Interest expense for the nine months ended June 30, 2001 was $1.3 million, an increase of $0.2 million from the same prior year period. Interest expense primarily relates to the Company's Convertible Subordinated Notes and the Company's note payable to Daifuku America in connection with the acquisition of ASC and ASI, which was discharged on January 5, 2001. Interest expense in the prior year period primarily relates to Irvine Optical's debt, which was paid by Brooks subsequent to the Company's acquisition of Irvine Optical, and the Company's note payable to Daifuku America. The Company anticipates increased interest expense in subsequent periods as a result of the outstanding Convertible Subordinated Notes, as well as imputed interest expense on the notes payable related to the Company's recent acquisitions of the e-Diagnostics infrastructure and SimCon.

INCOME TAX PROVISION

The Company recorded net income tax expense of $9.3 million and $11.8 million for the nine months ended June 30, 2001 and 2000, respectively. The tax provision is attributable to federal, state, foreign and withholding taxes. As discussed above, the effect of the non-deductible goodwill amortization recorded for the acquisition of ASC and ASI has a material effect on the income tax provision. As pre-tax earnings have declined due to the overall downturn in the semiconductor industry, the effective tax rate has increased due to the significant amount of goodwill amortization that cannot be deducted.

Federal and state taxes have been reduced for net operating losses, research and development and foreign tax credits and an extraterritorial income benefit which replaced the foreign sales corporation benefit.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

LIQUIDITY AND CAPITAL RESOURCES

Cash and cash equivalents were $197.3 million at June 30, 2001, an increase of $63.6 million from September 30, 2000. This increase in cash and cash equivalents is primarily the result of proceeds of $169.5 million, net of costs, from the Company' private placement of Convertible Subordinated Notes completed on May 23, 2001, partially offset by payment of net cash consideration of $34.7 million for SEMY on February 16, 2001, payment of the Company's $16.0 million note payable to Daifuku America on January 5, 2001 in connection with its January 2000 acquisition of ASC and ASI, and the purchase of the Company's headquarters complex on January 29, 2001 for approximately $29 million in cash.

Cash provided by operations was $11.4 million for the nine months ended June 30, 2001, and is primarily attributable to net income and the adjustment to net income of $31.5 million for depreciation and amortization and an increase in accrued expenses and other current liabilities of $13.5 million, partially offset by increases in accounts receivable, inventories and the Company's net deferred tax asset of $11.0 million, $7.3 million and $9.0 million, respectively, and a $5.6 million decrease in accounts payable. The Company's increased sales, particularly in Asia, combined with a greater number of long-term project contracts, have contributed to the increase in accounts receivable.

Cash used in investing activities was $106.8 million for the nine months ended June 30, 2001, and was principally comprised of $133.7 million invested in marketable securities, $34.7 million for the purchase of SEMY, net of cash acquired, $3.4 million of cash payments for other acquisitions, net of cash acquired, $43.4 million used for capital additions, including $28.9 million for the purchase of the Company's headquarters complex located in Chelmsford, Massachusetts and $14.3 million used for the purchase of other assets. These expenditures were partially offset by the sale of $100.3 million of the Company's investments in marketable securities and $6.0 million in cash payments to the Company for settlements related to previous acquisitions the Company had made.

Cash provided by financing activities was $160.4 million for the nine months ended June 30, 2001, and is primarily comprised of $169.5 million, net of costs, received from the private placement of Convertible Subordinated Notes and $7.3 million from the issuance of stock under the Company's employee stock purchase plan and the exercise of options to purchase the Company's common stock. These amounts were partially offset by $16.0 million paid to retire the Company's note payable to Daifuku America in connection with the acquisition of ASC and ASI and $0.4 million for the payment of long-term debt.

While the Company has no significant capital commitments, as it expands its product offerings, the Company anticipates that it will continue to make capital expenditures to support its business and improve its computer systems infrastructure. In addition, assuming none of the Convertible Subordinated Notes are converted into common stock, the Company expects to expend approximately $8 million per year on interest related to these notes. The Company may also use its resources to acquire companies, technologies or products that complement the business of the Company.

The Company terminated its $30.0 million unsecured revolving credit facility and replaced it with a $10.0 million uncommitted demand promissory note facility with ABN AMRO Bank N.V. ("ABN AMRO") on May 2, 2000. The Company transferred all of its outstanding letters of credit, totaling approximately $1.1 million, to the new facility. ABN AMRO is not obligated to extend loans or issue letters of credit under this new facility. At June 30, 2001, approximately $0.3 million of the facility was in use, all of it for letters of credit.

The Company believes that its existing resources will be adequate to fund the Company's currently planned working capital and capital expenditure requirements for at least the next twelve months. The sufficiency of the Company's resources to fund its needs for capital is subject to known and unknown risks, uncertainties and other factors which may have a material adverse effect on the Company's business, including, without limitation, the factors discussed under "Factors That May Affect Future Results."

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

RECENTLY ENACTED ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 ("FAS 141"), "Business Combinations" and No. 142 ("FAS 142"), "Goodwill and Other Intangible Assets" effective for fiscal years beginning after December 15, 2001. FAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. FAS 142 requires that goodwill and identifiable intangible assets determined to have an indefinite life no longer be amortized, but instead be tested for impairment at least annually. The Company is required to adopt FAS 142 in the fiscal year beginning October 1, 2002, at which time amortization off goodwill will cease. The Company is currently assessing the impact of FAS 142 on its financial position and results of operations.

In December 1999, the U.S. Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements". SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to selected revenue recognition issues in financial statements. In June 2000, the SEC issued Staff Accounting Bulletin No. 101B, an amendment to SAB 101, which delays the implementation of SAB 101. The application of the guidance in SAB 101 will now be required in the Company's fourth quarter of fiscal 2001. The Company does not anticipate the adoption of SAB 101 to have a significant impact on financial results in the current fiscal year.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

FACTORS THAT MAY AFFECT FUTURE RESULTS

You should carefully consider the risks described below and the other information in this report before deciding to invest in shares of our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline and you could lose all or part of the money you paid to buy our common stock.

                     RISK FACTORS RELATING TO OUR OPERATIONS

THE CYCLICAL DEMAND OF SEMICONDUCTOR MANUFACTURERS AFFECTS OUR OPERATING
RESULTS.

Our business is significantly dependent on capital expenditures by semiconductor manufacturers. The level of semiconductor manufacturers' capital expenditures is dependent on the current and anticipated market demand for semiconductors. The semiconductor industry is cyclical and is currently experience a downturn. We anticipate we will have lower shipments of our products during the next few quarters. Despite this expected reduced volume, we plan to continue to invest in those areas which we believe are important to our long-term growth, such as our infrastructure, customer support and new products. As a result, consistent with our experience with downturns in the past, we believe the existing industry downturn will lead to reduced revenues for us and may cause us to incur losses.

OUR SALES VOLUME DEPENDS ON THE SALES VOLUME OF OUR ORIGINAL EQUIPMENT MANUFACTURER CUSTOMERS AND ON INVESTMENT IN MAJOR CAPITAL EXPANSION PROGRAMS BY SEMICONDUCTOR MANUFACTURING COMPANIES.

We sell a majority of our tool automation products to original equipment manufacturers that incorporate our products into their equipment. Therefore, our revenues are directly dependent on the ability of these customers to develop, market and sell their equipment in a timely, cost-effective manner. We also generate significant revenue in large orders from semiconductor manufacturing companies that build new plants or invest in major automation retrofits. Our revenue is dependent, in part, on continued capital investment of semiconductor manufacturing companies.

WE RELY ON A SMALL NUMBER OF CUSTOMERS FOR A LARGE PORTION OF OUR REVENUES.

We receive a significant portion of our revenues in each fiscal period from a limited number of customers. The loss of one or more of these major customers, or a decrease in orders by one or more customers, would adversely affect our business. Sales to our ten largest customers accounted for approximately 42% of our total revenues in the nine months ended June 30, 2001 and 41% of total revenues in fiscal 2000. Sales to Lam Research Corporation, our largest customer, accounted for approximately 9% of our total revenues for the nine months ended June 30, 2001 and 11% of our total revenues for the fiscal year ended September 30, 2000.

DELAYS IN OR CANCELLATION OF SHIPMENT OF A FEW OF OUR LARGE ORDERS COULD SUBSTANTIALLY DECREASE OUR REVENUES.

Historically, a substantial portion of our quarterly and annual revenues has come from sales of a small number of large orders. These orders consist of product with high selling process compared to our other products. As a result, the timing of when we recognize revenue from one of these large orders can have a significant impact on our total revenues and operating results for a particular period. Our operating results could be harmed if a small number of large orders are canceled or rescheduled by customers or cannot be filled due to delays in manufacturing, testing, shipping or product acceptance.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

WE HAVE SIGNIFICANT FIXED COSTS WHICH ARE NOT EASILY REDUCED IF REVENUES FALL BELOW EXPECTATIONS.

Our expense levels are based in part on our future revenue expectations. Many of our expenses, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. If we do not meet our sales goals we may be unable to rapidly reduce these fixed costs. Our ability to reduce expenses is further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing global customer base. Accordingly, if we suffer an unexpected downturn in revenue, our inability to reduce fixed costs rapidly could increase the adverse impact on our operations.

OUR LENGTHY SALES CYCLE REQUIRES US TO INCUR SIGNIFICANT EXPENSES WITH NO ASSURANCE THAT WE WILL GENERATE REVENUE.

Our tool automation products are generally incorporated into original equipment manufacturer equipment at the design stage. To obtain new business from our original equipment manufacturer customers, we must develop products for selection by a potential customer at the design stage. This often requires us to make significant expenditures, without any assurance of success. The original equipment manufacturer's design decisions often precede the generation of volume sales, if any, by a year or more. We also must complete successfully a lengthy evaluation and proposal process before we can achieve volume sales of our factory automation software to our factory automation customers. We cannot guarantee that we will continue to achieve design wins or satisfy evaluations by our end-use customers of our software. We cannot guarantee that the equipment manufactured by our original equipment manufacturing customers will be commercially successful. If we or our original equipment manufacturing customers fail to develop and introduce new products successfully and in a timely manner, our business and financial results will suffer.

OUR INTERNATIONAL BUSINESS OPERATIONS EXPOSE US TO A NUMBER OF DIFFICULTIES IN COORDINATING OUR ACTIVITIES ABROAD AND IN DEALING WITH MULTIPLE REGULATORY ENVIRONMENTS.

Approximately 48% of our total revenues in both the nine months ended June 30, 2001, and in fiscal 2000, were derived from customers located outside North America. We anticipate that international sales will continue to account for a significant portion of our revenues. Our vendors are located in several different foreign countries. As a result of our international business operations, we are subject to various risks, including:

     - difficulties in staffing and managing operations in multiple locations in many countries;

     - challenges presented by collecting trade accounts receivable in foreign jurisdictions;

     -    possible adverse tax consequences;

     -    governmental currency controls;

     -    changes in various regulatory requirements;

     -    political and economic changes and disruptions; and

     -    export/import controls and tariff regulations.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

To support our international customers, we maintain locations in several countries, including Canada, Germany, Japan, Malaysia, Singapore, South Korea, Taiwan and the United Kingdom. We cannot guarantee that we will be able to manage these operations effectively. We cannot assure you that our investment in these international operations will enable us to compete successfully in international markets or to meet the service and support needs of our customers, some of whom are located in countries where we have no infrastructure.

Although our international sales are primarily denominated in U.S. dollars,, changes in currency exchange rates can make it more difficult for us to compete with foreign manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results.

WE MUST CONTINUALLY IMPROVE OUR TECHNOLOGY TO REMAIN COMPETITIVE.

Technology changes rapidly in the semiconductor, data storage and flat panel display manufacturing industries. We believe our success depends in part upon our ability to enhance our existing products and to develop and market new products to meet customer needs. We cannot guarantee that we will identify and adjust to changing market conditions or succeed in introducing commercially rewarding products or product enhancements. The success of our product development and introduction depends on a number of factors, including:

     - accurately identifying and defining new market opportunities and products;

     -    completing and introducing new product designs in a timely manner;:

     -    market acceptance of our products and our customers' products

     -    development of a comprehensive, integrated product strategy; and

     -    efficient implementation and installation services.

WE FACE SIGNIFICANT COMPETITION WHICH COULD RESULT IN DECREASED DEMAND FOR OUR PRODUCTS OR SERVICES.

The markets for our products are intensely competitive and we may be unable to compete successfully. We believe that our primary competition in the tool automation market is from integrated original equipment manufacturers that satisfy their semiconductor and flat panel display handling needs internally rather than by purchasing systems or modules from an independent supplier like us. Many of these original equipment manufacturers have substantially greater resources than we do. Applied Materials, Inc., the leading process equipment original equipment manufacturer, develops and manufactures its own central wafer handling systems and modules. We may not be successful in selling our products to original equipment manufacturers that internally satisfy their wafer or substrate handling needs, regardless of the performance or the price of our products. Moreover, integrated original equipment manufacturers may begin to commercialize their handling capabilities and become our competitors.

We believe that the primary competitive factors in the end-user semiconductor manufacturer market for factory automation software and process control software are product functionality, price/performance, ease of use, ease of integration, hardware and software platform compatibility, vendor reputation and financial stability. The relative importance of these competitive factors may change over time. We directly compete in this market with various competitors, including Applied Materials-Consilium, PRI, IBM and numerous small, independent software companies. We also compete with the in-house software staffs of semiconductor manufacturers like NEC. Most of those manufacturers have substantially greater resources than we do.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

We believe that the primary competitive factors in the factory interface market are technical and technological capabilities, reliability, price/performance, ease of integration and global sales and support capability. In this market, we compete directly with Asyst, Fortrend, Kensington and Rorze. Some of these competitors have substantial financial resources and extensive engineering, manufacturing and marketing capabilities.

MUCH OF OUR SUCCESS AND VALUE LIES IN OUR OWNERSHIP AND USE OF INTELLECTUAL PROPERTY AND OUR FAILURE TO PROTECT THAT PROPERTY COULD ADVERSELY AFFECT OUR FUTURE GROWTH.

Our ability to compete is heavily affected by our ability to protect our intellectual property. We rely primarily on trade secret laws, confidentiality procedures, patents, copyrights, trademarks and licensing arrangements to protect our intellectual property. The steps we have taken to protect our technology may be inadequate. Existing trade secret, trademark and copyright laws offer only limited protection. Our patents could be invalidated or circumvented. The laws of certain foreign countries in which our products are or may be developed, manufactured or sold may not fully protect our products or intellectual property rights. This may make the possibility of piracy of our technology and products more likely. We cannot guarantee that the steps we have taken to protect our intellectual property will be adequate to prevent misappropriation of our technology. There has been substantial litigation regarding patent and other intellectual property rights in semiconductor-related industries. We may engage in litigation to:

     -    enforce our patents;

     -    protect our trade secrets or know-how;

     - defend ourselves against claims alleging we infringe the rights of others; or

     - determine the scope and validity of the patents or intellectual property rights of others.

Any litigation could result in substantial cost to us and divert the attention of our management, which could harm our operating results and our ability to grow.

OUR OPERATIONS COULD INFRINGE ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

Particular aspects of our technology could be found to infringe on the intellectual property rights or patents of others. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business. We cannot predict the extent to which we may be required to seek licenses or alter our products so that they no longer infringe the rights of others. We cannot guarantee that the terms of any licenses we may be required to seek will be reasonable. Similarly, changing our products or processes to avoid infringing the rights of others may be costly or impractical or could detract from the value of our products.

OUR BUSINESS MAY BE HARMED BY INFRINGEMENT CLAIMS OF GENERAL SIGNAL OR APPLIED MATERIALS.

We received notice from General Signal Corporation alleging certain of our products infringed its patent rights. The notification advised us that General Signal was attempting to enforce its rights to those patents in litigation against Applied Materials, and that, at the conclusion of that litigation, General Signal intended to enforce its rights against us and others. According to a press release issued by Applied Materials in November 1997, Applied Materials settled its litigation with General Signal by acquiring ownership of five General Signal patents. Although not verified by us, these five patents would appear to be the patents referred to by General Signal in its prior notice to us. Applied Materials has not contacted us regarding these patents.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

WE DO NOT HAVE LONG-TERM CONTRACTS WITH OUR CUSTOMERS AND OUR CUSTOMERS MAY CEASE PURCHASING OUR PRODUCTS AT ANY TIME.

We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not provide any assurance of future sales.
Accordingly:

     - our customers can cease purchasing our products at any time without penalty;

     -    our customers are free to purchase products from our competitors;

     -    we are exposed to competitive price pressure on each order; and

     -    our customers are not required to make minimum purchases.

OUR OPERATING RESULTS WOULD BE HARMED IF ONE OF OUR KEY SUPPLIERS FAILS TO DELIVER COMPONENTS FOR OUR PRODUCTS.

We currently obtain many of our components on an as needed, purchase order basis. We do not have any long-term supply contracts with our vendors. When demand for semiconductor manufacturing equipment increases, our suppliers face significant challenges in providing components on a timely basis. Our inability to obtain components in required quantities or of acceptable quality could result in significant delays or reductions tin product shipments. This would materially and adversely affect our operating results.

RISING ENERGY COSTS IN CALIFORNIA MAY RESULT IN INCREASED OPERATING EXPENSES AND REDUCED NET INCOME.

California is currently experiencing an energy crisis. As a result, energy costs in California, including natural gas and electricity, may rise significantly over the next several months relative to the rest of the United States. Because we maintain one of our manufacturing facilities in Southern California, our operating expenses with respect to that facility may increase if this trend continues. If we cannot pass along these costs to our customers, our margins will suffer and our net income could decrease.

OUR FUTURE GROWTH COULD BE HARMED IF THE COMMERCIAL ADOPTION OF 300MM WAFER TECHNOLOGY CONTINUES TO PROGRESS SLOWLY OR IS NOT ADOPTED BY THE INDUSTRY.

Our future growth relies in part on the adoption of new systems and technologies to automate the processing of 300mm wafers. However, the industry transition from the current, widely used 200mm manufacturing technology to 300mm manufacturing technology is occurring more slowly than expected. A significant delay in the adoption of 300mm manufacturing technology, or the failure of the industry to adopt 300mm manufacturing technology, could significantly reduce our opportunities for future growth. Moreover, continued delay in transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products are more competitive prices. As a result of these factors, competition for 300mm orders could become vigorous and could harm our results of operations.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

OUR RECENT RAPID GROWTH IS STRAINING OUR OPERATIONS AND REQUIRING US TO INCUR COSTS TO UPGRADE OUR INFRASTRUCTURE.

During the last calendar year and through March 31, 2001, we had experienced extremely rapid growth in our operations, the number of our employees, our product offerings and the geographic area of our operations. Our growth has placed a significant strain on our management, operations and financial systems. Our future operating results will be dependent in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our financial condition, results of operations and business could be harmed.

WE MAY BE UNABLE TO RECRUIT AND RETAIN NECESSARY PERSONNEL BECAUSE OF INTENSE COMPETITION FOR HIGHLY SKILLED PERSONNEL.

We need to retain a substantial number of employees with technical backgrounds for both our hardware and software engineering and support staffs. The market for these employees is intensively competitive, and we have occasionally experienced delays in hiring these personnel. Due to the cyclical nature of the demand for our products and the current downturn in the semiconductor market, we recently reduced our workforce by approximately 4% as a cost reduction measure. If the semiconductor market experiences an upturn, we may need to rebuild our workforce. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain and recruit key personnel. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could adversely affect our ability to develop, manufacture, install and support our products.

OUR SYSTEMS INTEGRATION SERVICES BUSINESS HAS GROWN SIGNIFICANTLY RECENTLY AND OUR POOR EXECUTION OF THOSE SERVICES COULD ADVERSELY IMPACT OUR OPERATING RESULTS.

The number of projects we are pursuing for our systems integration services business has grown significantly recently. This business consists of integrating combinations of our software and hardware products to provide more comprehensive solutions for our end-user customers. The delivery of these services typically is complex, requiring that we coordinate personnel with varying technical backgrounds in performing substantial amounts of services in accordance with timetables. We are in the early stages of developing this business and we are subject to the risks attendant to entering a business in which we have limited direct experience. In addition, our ability to supply these services and increase our revenues is limited by our ability to retain, hire and train systems integration personnel. We believe that there is significant competition for these personnel with the advanced skills and technical knowledge that we need. Some of our competitors may have greater resources to hire personnel with that skill and knowledge. Our operating margins could be adversely impacted if we do not effectively hire and train additional personnel or deliver systems integration services to our customers on a satisfactory and timely basis consistent with our budgets.

CHANGES IN ACCOUNTING STANDARDS AND RULES COULD ADVERSELY AFFECT THE TIME OF WHEN WE RECOGNIZE REVENUE.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements". SAB 101 provides guidance on applying generally accepted accounting principles to revenue recognition issues in financial statements. While we have not fully assessed the impact on us of the adoption of SAB 101, it may require a portion of our quarterly revenues to be deferred. Any change in our revenue recognition policy resulting from the implementation of SAB 101 would be reported as a change in accounting principle in the quarter in which we implemented SAB 101, with a cumulative adjustment that quarter to reflect the effect of the change. As a result, while SAB 101 would not affect the fundamental aspects of our operations as measured by our shipments and cash flows, implementation of SAB 101 could have an adverse effect on our reported results of operations in the quarter that SAB 101 is implemented.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

                    RISK FACTORS RELATING TO OUR ACQUISITIONS

OUR BUSINESS COULD BE HARMED IF WE FAIL TO ADEQUATELY INTEGRATE THE OPERATIONS OF OUR ACQUISITIONS.

Our management must devote substantial time and resources to the integration of the operations of our acquired businesses with our core business and with each other. If we fail to accomplish this integration efficiently, we may not realize the anticipated benefits of our acquisitions. The process of integrating supply and distribution channels, research and development initiatives, computer and accounting system and other aspects of the operation of our acquired business, presents a significant challenge to our management. This is compounded by the challenge of simultaneously managing a larger entity. We have completed a number of acquisitions in a short period of time. These business have operations and personnel located in Asia, Europe and the United States and present a number of additional difficulties of integration, including:

     -    assimilating products and designs into integrated solutions;

     - informing customers, suppliers and distributors of the effects of the acquisitions and integrating them into our overall operations;

     -    integrating personnel with disparate business backgrounds and cultures

     -    defining and executing a comprehensive product strategy;

     -    managing geographically remote unites;

     - managing the risks of entering markets or types of businesses in which we have limited or no direct experience; and

     -    minimizing the loss of key employees of the acquired businesses.

If we delay the integration or fail to integrate an acquired business or experience other unforeseen difficulties, the integration process may require a disproportionate amount of our management's attention and financial and other resources. Our failure to adequately address these difficulties could harm our business and financial results.

OUR BUSINESS MAY BE HARMED BY ACQUISITIONS WE COMPLETE IN THE FUTURE.

We plan to continue to pursue additional acquisitions of related businesses. Our identification of suitable acquisition candidates involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of acquisition candidates, including the effects of the possible acquisition on our business, diversion of our management's attention and risks associated with unanticipated problems or latent liabilities. If we are successful in pursuing future acquisitions, we will be required to expend significant funds, incur additional debt or issue additional securities, which may negatively affect our results of operations and be dilutive to our stockholders. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures. We cannot guarantee that we will be able to finance additional acquisitions or that we will realize any anticipated benefits from acquisitions that we complete. Should we successfully acquire another business, the process of integrating acquired operations into our existing operations may result in unforeseen operating difficulties and may require significant financial resources that would otherwise be available for the ongoing development or expansion of our existing business.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

                    RISK FACTORS RELATING TO OUR COMMON STOCK

OUR OPERATING RESULTS FLUCTUATE SIGNIFICANTLY, WHICH COULD NEGATIVELY IMPACT OUR BUSINESS AND OUR STOCK PRICE.

Our margins, revenues and other operating results can fluctuate significantly from quarter to quarter depending upon a variety of factors, including:

     -    the level of demand for semiconductors in general;

     - cycles in the market for semiconductor manufacturing equipment and automation software;

     - our ability to manufacture, test and deliver products in a timely and cost-effective manner;

     -    our success in winning competitions for orders;

     - the timing of our new product announcements and releases and those of our competitors;

     -    the mix of products we sell;

     -    competitive pricing pressures; and

     - the level of automation required in fab extensions, upgrades and new facilities.

We entered the factory automation software business in fiscal 1999. We believe a substantial portion of our revenues from this business will be dependent on achieving project milestones. As a result, our revenue from this business will be subject to fluctuations depending upon a number of factors, including whether we can achieve project milestones on a timely basis, if at all, as well as the timing and size of projects.

OUR STOCK PRICE IS VOLATILE.

The market price of our common stock has fluctuated widely. For example, between April 2, 2001 and April 30, 2001, the closing price of our common stock rose from approximately $36.69 to $62.61 per share and between July 17, 2000 and August 10, 2000, the price of our common stock dropped from approximately $68.00 to $35.38 per share. Consequently, the current market price of our common stock may not be indicative of future market prices, and we may be unable to sustain or increase the value of an investment in our common stock. Factors affecting our stock price may include:

     -    variations in operating results from quarter to quarter;

     - changes in earnings estimates by analysts or our failure to meet analysts' expectations;

     -    changes in the market price per share of our public company customers;

     -    market conditions in the industry;

     -    general economic conditions;

     -    low trading volume of our common stock;

     -    the number of firms making a market in our common stock.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have particularly affected the market prices of the securities of high technology companies like us. These market fluctuations could adversely affect the market price of our common stock.

BECAUSE A LIMITED NUMBER OF STOCKHOLDERS, INCLUDING A MEMBER OF OUR MANAGEMENT TEAM, OWN A SUBSTANTIAL NUMBER OF OUR SHARES AND ARE PARTIES TO VOTING AGREEMENTS, DECISIONS MADE BY THEM MAY BE DETRIMENTAL TO YOUR INTERESTS.

By virtue of their stock ownership and voting agreements, Robert J. Therrien, our president and chief executive officer, Jenoptik AG and Daifuku America Corporation have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to stockholders for approval, including the election of our directors, amendments to our certificate of incorporation, mergers, sales of assets and other acquisitions or sales. We cannot assure you that these stockholders will not exercise their influence over us in a manner detrimental to your interests. As of May 9, 2001, Mr. Therrien holds approximately 5.8% of our common stock, M+W Zander Holding GmbH, a subsidiary of Jenoptik AG, holds approximately 4.5% of our common stock and Daifuku America Corporation, the U.S. affiliate of Daifuku Co. Ltd. of Japan, holds approximately 1.6% of our common stock. Collectively, these stockholders hold approximately 11.9% of our outstanding common stock.

On September 30, 1999 we entered into a stockholders agreement with Mr. Therrien, M+W Zander Holding GmbH and Jenoptik AG. This agreement was amended on October 16, 2000. Under the amended agreement M+W Zander Holding GmbH agreed to vote all of its shares on all matters in accordance with the recommendation of a majority of our board of directors.

On January 6, 2000, in connection with our acquisition of Auto-Soft Corporation and AutoSimulations, Inc. from Daifuku America Corporation, we entered into a stockholders agreement with Daifuku America Corporation and Daifuku Co., Ltd. Under the stockholders agreement, Daifuku agreed to vote all of its shares of our common stock at each meeting of our stockholders in accordance with the recommendation of our board of directors.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND CONTRACTS MAY DISCOURAGE TAKEOVER OFFERS AND MAY LIMIT THE PRICE INVESTORS WOULD BE WILLING TO PAY FOR OUR COMMON STOCK.

Our certificate of incorporation and bylaws contain provisions that may make an acquisition of us more difficult and discourage changes in our management. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. In addition, we have adopted a rights plan. In many potential takeover situations, rights issued under the plan become exercisable to purchase our common stock at a price substantially discounted from the then applicable market price of our common stock. Because of its possible dilutive effect to a potential acquirer, the rights plan would generally discourage third parties from proposing a merger with or initiating a tender offer for us that is not approved by our board of directors. Accordingly, the rights plan could have an adverse impact of our stockholders who might want to vote in favor of the merger or participate in the tender offer. In addition, shares of our preferred stock may be issued upon terms the board of directors deems appropriate without stockholder approval. Our ability to issue preferred stock in such a manner could enable our board of directors to prevent changes in our management or control. . Finally, upon a change of control of us, we may be required to purchase the notes at a price equal to 100% of the principal outstanding amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase of the notes. Such a repurchase of the notes would represent a substantial expense; accordingly, the repayment of the notes upon a change of control of us could discourage third parties from proposing a merger with, initiating a tender offer for or otherwise attempting to gain control of us.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

                       RISK FACTORS RELATING TO THE NOTES

THE NOTES ARE SUBORDINATED.

     The notes are unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. The indenture defines senior indebtedness as all of our indebtedness other than any indebtedness that expressly states that it is subordinated to the notes. The terms of the notes do not limit the amount of additional indebtedness, including secured indebtedness, that we can create, incur, assume or guarantee. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. In addition, the subordination provisions of the indenture provide that payments with respect to the notes will be blocked in the event of a payment default on senior indebtedness and may be blocked for up to 179 days each year in the event of certain non-payment defaults on senior indebtedness. As a result, there may be insufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, under the subordination provisions of the indenture, payments that would otherwise be made to holders of the notes will instead be paid to holders of senior indebtedness under certain circumstances. As a result of these provisions, our other creditors (including trade creditors) that are not holders of senior indebtedness may recover more, ratably, than the holders of the notes. The notes are structurally subordinated to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes does not limit our or our subsidiaries' ability to incur debt, including senior indebtedness. Any right of ours to receive assets of any subsidiary upon its liquidation or reorganization, and the consequent right of the holders of the notes to participate in the assets will be subject to the claims of that subsidiary's creditors. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected.

WE MAY BE UNABLE TO MEET THE REDEMPTION REQUIREMENTS UPON A CHANGE IN CONTROL.

     Upon a change in control, the holders of our notes may require us to purchase all or a portion of the notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Future agreements relating to our indebtedness might contain provisions that prohibit the repurchase of the notes upon a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek the consent of our lenders to purchase the notes or could attempt to refinance this debt. If we do not obtain consent, we could not purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to the holders of the notes. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control would not necessarily afford the note holders protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

A PUBLIC MARKET MAY NOT DEVELOP FOR THE NOTES.

     Since the issuance of the notes, the initial purchasers have made a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by the Securities Act and the Exchange Act. As a result, we cannot assure the holders of the notes that any market for the notes will develop or, if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

                             BROOKS AUTOMATION, INC.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS - Continued

BECAUSE OF OUR SUBSTANTIAL INDEBTEDNESS, WE MAY BE UNABLE TO ADJUST OUR STRATEGY TO MEET CHANGING CONDITIONS IN THE FUTURE.

     As of June 30, 2001, we had long-term debt obligations of approximately $175 million due to the issuance of the 4.75% Convertible Subordinated Notes due 2008. This indebtedness could have several important consequences for our future operations. Specifically,

     - we may be unable to obtain additional financing for capital expenditures, acquisitions or general corporate purposes;

     - we may be unable to withstand changing competitive pressures, economic conditions or government regulations; and

     - we may be unable to otherwise take advantage of significant business opportunities that may arise.

Item 5(c).


                     UNAUDITED PRO FORMA COMBINED CONDENSED
                              FINANCIAL STATEMENTS


The following unaudited Pro Forma Condensed Statements of Operations for the year ended September 30, 2000 have been prepared to reflect the effect of the acquisition by the Company of Auto-Soft Corporation ("ASC") and AutoSimulations, Inc. ("ASI") from Daifuku America Corporation ("Daifuku America"), a U.S. subsidiary of Daifuku Co., Ltd. of Japan. ASC is a leading material handling software and systems integration company focusing on manufacturing and distribution of logistic systems for the semiconductor industry. ASI is a world leader in robotic and material handling simulation, scheduling and real time dispatching software for the semiconductor industry.

The pro forma information assumes that the acquisition occurred at October 1, 1999, for purposes of the statement of operations. The pro forma information is based on the historical statements of the Company and the combined historical statements of ASC and ASI, giving effect to the transaction under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial information.

The pro forma information does not purport to be indicative of the financial position or results of operations that would have been attained had the combination been in effect on the dates indicated nor of future results of operations of the Company.

                             BROOKS AUTOMATION, INC.
       UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS(1)
                      FOR THE YEAR ENDED SEPTEMBER 30, 2000
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                              Combined
                                                                             Historical
                                                             Historical     Auto-Soft and        Pro forma          Pro forma
                                                             Brooks(A)     AutoSimulations      adjustments          combined
                                                             ----------    ---------------      -----------         ---------

Revenues                                                     $ 337,184         $   5,892         $      --          $ 343,076
Cost of revenues                                               176,459             3,999                --            180,458
                                                             ---------         ---------         ---------          ---------
  Gross profit                                                 160,725             1,893                --            162,618

OPERATING EXPENSES
  Research and development                                      44,147             1,512                --             45,659
  Selling, general and administrative                           77,410             4,839            (1,774)(2)         80,475
  Amortization of acquired intangible assets                    18,506                --             4,052 (3)         22,558
  Acquisition-related and restructuring charges                    578                --                --                578
                                                             ---------         ---------         ---------          ---------
    Total operating expenses                                   140,641             6,351             2,278            148,270

OPERATING INCOME (LOSS)                                         20,084            (4,458)           (2,278)            13,348

OTHER (INCOME) EXPENSE
  Interest (income) expense, net                                (8,362)              (54)              498 (4)(5)      (7,918)
  Other (income) expense, net                                        2                18                --                 20
                                                             ---------         ---------         ---------          ---------
    Total other (income) expense                                (8,360)              (36)              498             (7,898)

Income (loss) before income taxes and
  minority interests                                            28,444            (4,422)           (2,776)            21,246
Income tax provision(benefit)                                   13,609            (1,712)              510 (6)         12,407
                                                             ---------         ---------         ---------          ---------
INCOME(LOSS) BEFORE MINORITY INTERESTS                          14,835            (2,710)           (3,285)             8,840
Minority interests in loss of consolidated subsidiary             (274)               --                --               (274)
                                                             ---------         ---------         ---------          ---------
NET INCOME (LOSS)                                               15,109            (2,710)           (3,285)             9,114
Accretion and dividends on preferred stock                        (120)               --                --               (120)
                                                             ---------         ---------         ---------          ---------
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON
  STOCKHOLDERS                                               $  14,989         $  (2,710)        $  (3,285)         $   8,994
                                                             =========         =========         =========          =========

Earnings (loss) per share attributable to common
stockholders:
  Basic                                                      $    0.96                                              $    0.56
  Diluted                                                    $    0.88                                              $    0.51

Shares used to compute earnings (loss) per share:
  Basic                                                         15,661                                                 16,196
  Diluted                                                       17,192                                                 17,727


         See Notes to Pro Forma Combined Condensed Financial Statements


(A) As filed in the supplementary financial statements included in this Current Report on Form 8-K.

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)


(1) The Pro Forma Combined Condensed Statement of Operations has been prepared based on the Company's audited consolidated statement of operations for the year ended September 30, 2000, and ASC's and ASI's unaudited consolidated statements of operations for the period from October 1, 1999 through the date of acquisition. The results of ASC and ASI are included in the Company's audited statement of operations for the period subsequent to their acquisition. Accordingly, the combined historical results of ASC and ASI and the pro forma adjustments relate only to the portion of the fiscal year prior to their acquisition by the Company. In consideration for the acquisition of ASC and ASI, the Company paid Daifuku America $27.0 million in cash, 535,404 shares of Brooks common stock with a value of $14.7 million, and issued a $16.0 million promissory note payable in one year, bearing interest at a rate of 4.0% per annum. Additionally, the Company accrued $3.5 million for transaction fees and recorded a $1.2 million receivable from Daifuku to reimburse the Company for the difference between the value of net tangible assets acquired and net tangible assets as defined in the Agreement and Plan of Merger dated December 15, 1999, by and among Brooks Automation, Inc., ASC Merger Corp., ASI Merger Corp., Daifuku America Corporation and Daifuku Co., Ltd. ("Merger Agreement").

(2) To eliminate amortization expense related to goodwill recorded by ASC and ASI prior to their acquisition by the Company. Under purchase accounting, these goodwill assets are eliminated; accordingly, the expense to amortize these intangible assets is also eliminated.

(3) To record amortization expense for the intangible assets which represent the excess of purchase price over net tangible assets acquired established as part of the Company's purchase accounting for the acquisition. The weighted average useful life of the acquired intangible assets is approximately three years. The assets are amortized using the straight-line method.

(4) To record the reduction in the Company's interest income resulting from the $27.0 million payment at the time of closing. The reduction to the Company's interest income recorded for the period from October 1, 1999 through the date of acquisition is $0.3 million, at an interest rate of 5.0% per annum.

(5) To record interest expense on the $16.0 million promissory note issued to Daifuku America. Interest expense recorded on the note, which bears an interest rate of 4.0%, was $0.2 million for the period from October 1, 1999 through the date of acquisition.

(6) To record the income tax effect of the pro forma adjustments to interest income and expense and the amortization expense related to goodwill recorded by ASC and ASI prior to their acquisition by the Company. The adjustments to the income tax provision (benefit) were recorded at a 40.0% tax rate. The amortization expense related to the intangible assets established as part of the Company's purchase accounting were not tax-effected, since this expense is not deductible.

ITEM 7. EXHIBITS


Item No.                            Description
--------                            -----------
23.01                               Consent of PricewaterhouseCoopers LLP
23.02                               Consent of Ernst & Young LLP
23.03                               Consent of Arthur Andersen LLP

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 20, 2001          BROOKS AUTOMATION, INC.

                                 By: /s/ Ellen B. Richstone
                                     ----------------------
                                     Ellen B. Richstone
                                     Senior Vice President of Finance and
                                     Administration and Chief Financial Officer

                                  EXHIBIT INDEX


Item No.                            Description
--------                            -----------
23.01                               Consent of PricewaterhouseCoopers LLP
23.02                               Consent of Ernst & Young LLP
23.03                               Consent of ArthurAndersen LLP